Exhibit (b)(2)

Execution Version

GOLDMAN SACHS BANK USA 200 WEST STREET NEW YORK, NEW YORK 10282	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036	PNC BANK, NATIONAL ASSOCIATION 4720 Piedmont Row Drive, Suite 200 Charlotte, NC 28210

PNC CAPITAL MARKETS LLC The Tower at PNC Plaza 300 Fifth Ave., 10th Floor Pittsburgh, PA 15222

FIFTH THIRD BANK
38 Fountain Square Plaza
Cincinnati, Ohio 45263
CONFIDENTIAL

July 8, 2019

AMENDED AND RESTATED COMMITMENT LETTER

NASCAR Holdings, Inc.
One Daytona Boulevard
Daytona Beach, Florida 32114
Attention: Susan Schandel

Re:	Project O2

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA, acting through any of their affiliates as it deems appropriate, (“GS Bank”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofAS”), PNC Bank, National Association (“PNC Bank”). PNC Capital Markets LLC (“PNCCM”) and Fifth Third Bank (“Fifth Third” and collectively with GS Bank, Bank of America, BofAS, PNC Bank and PNCCM, the “Commitment Parties”, “we” or “us”), that NASCAR Holdings, Inc., a Florida corporation (together with the Successor LLC (as defined herein), “you”), intends to:

(a)          prior to and in anticipation of  the consummation of the Acquisition (as defined herein) and on the Closing Date (as defined herein), (i) have a new holding company (“New Holdco”) acquire all of your issued and outstanding equity interests by way of a merger of a newly formed, direct or indirect, wholly-owned subsidiary of New Holdco with and into you, with you as the surviving company in such merger (the “Holding Company Restructuring”), (ii) immediately after the Holding Company Restructuring, either convert from a Florida corporation into a Delaware limited liability company or merge into a newly formed Delaware limited liability company that is a, direct or indirect, wholly-owned subsidiary of New Holdco with such limited liability company surviving such merger (the “Conversion”, and any such converted or surviving limited liability company, the “Successor LLC”), and (iii) through a combination of contributions or transfers to or acquisitions by you of Rollover Shares (as defined in the Acquisition Agreement (as defined herein)) or the merger of two entities that own Rollover Shares into you, acquire all of the Rollover Shares (together with the Holding Company Restructuring and the Conversion, the “Restructuring”);

(b)          acquire all of the issued and outstanding shares (other than the Rollover Shares) of International Speedway Corporation, a Florida corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), on the Closing Date by way of a merger of your newly formed, direct or indirect, wholly-owned subsidiary organized under the laws of Florida (“Merger Sub”) with and into Target, with the Target as the surviving company in such merger (the “Acquisition”) in accordance with the Acquisition Agreement; and

(c)         (i) repay in full (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released or authorized to be released pursuant to a customary payoff letter) (x) that certain Credit Agreement, dated as of August 30, 2018, by and among you, as borrower, the lenders from time to time parties thereto and PNC Bank, National Association, as administrative agent (the “Existing NASCAR Credit Agreement”) and (y) that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2016, by and among Target, the lenders from time to time parties thereto, and Wells Fargo Bank, National Association (the “Existing Target Revolving Credit Agreement”), and (ii) repay, purchase and retire, redeem, defease and/or satisfy and discharge (or otherwise make arrangements reasonably satisfactory to the Commitment Parties to retire) (or cause the applicable issuer to repay, purchase and retire, redeem, defease and/or satisfy and discharge) (x) NASCAR’s 4.73% senior notes due April 2020 (the “NASCAR Notes”), (y) Target’s 4.63% Series 2011A senior notes due January 2021 (the “2021 Target Notes”) and (z) Target’s 3.95% Series 2012A senior notes due September 2024 (the “2024 Target Notes”; the repayment, purchase and retirement, redemption, defeasance and/or satisfaction and discharge (or the making of such other arrangements satisfactory to the Commitment Parties to retire) of the Existing NASCAR Credit Agreement, the Existing Target Revolving Credit Agreement, the NASCAR Notes, the 2021 Target Notes and the 2024 Target Notes, the “Refinancing”).

Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the Acquisition (including fees, commissions and expenses, Refinancing and the Restructuring) is intended to be financed from the following sources:

(i)          a $150.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility”);

(ii)         a $1,500.0 million senior secured first lien term loan facility (as such amount may be increased, at the Borrower’s option, by any additional amounts necessary to fund original issue discount and/or upfront fees on the Term Loan Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter) having the terms set forth in Exhibit A hereto (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”); and

(iii)        available cash on hand of you, the Target and your and its respective subsidiaries.

The transactions described in clauses (i) and (ii) above are referred to as the “Debt Financing”.  The Debt Financing, the Acquisition, the Refinancing, the Restructuring and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.”  You, the Target and your and its respective subsidiaries are collectively referred to herein as the “Company”.  As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

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The date on which the Acquisition is consummated is referred to herein as the “Closing Date”.

1.           The Commitments.

In connection with the foregoing, we are pleased to inform you that (A) (i) GS Bank hereby commits, directly or through one or more of its affiliates, to provide 48.889% of the Term Loan Facility, (ii) Bank of America hereby commits, directly or through one or more of its affiliates, to provide 39.111% of the Term Loan Facility, (iii) PNC Bank hereby commits, directly or through one or more of its affiliates, to provide 10.000% of the Term Loan Facility and (iv) Fifth Third (together with GS Bank, Bank of America and PNC Bank, collectively, the “Initial Term Lenders”) hereby commits, directly or through one or more of its affiliates, to provide 2.000% of the Term Loan Facility and (B) (i) GS Bank hereby commits, directly or through one or more of its affiliates, to provide $53,500,000 of the Revolving Credit Facility, (ii) Bank of America hereby commits, directly or through one or more of its affiliates, to provide $41,500,000 of the Revolving Credit Facility, (iii) PNC Bank hereby commits, directly or through one or more of its affiliates, to provide $30,000,000 of the Revolving Credit Facility and (iv) Fifth Third (together with GS Bank, Bank of America and PNC Bank, collectively, the “Initial Revolving Lenders” and, together with the Initial Term Lenders, the “Initial Lenders”) hereby commits, directly or through one or more of its affiliates, $25,000,000 of the Revolving Credit Facility.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” The Initial Lenders’ obligations to provide the Senior Credit Facilities and the agreement of the Administrative Agent (as defined below) to perform the services described herein, are subject only to the specified closing conditions set forth in on Exhibit B to this letter (this amended and restated letter, including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”).  Notwithstanding anything to the contrary in this Commitment Letter or the amended and restated fee letter of even date hereof among the Commitment Parties and you (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”), there shall be no condition (express or implied) to closing and initial funding of the Senior Credit Facilities contained in the definitive documents relating to the Senior Credit Facilities (collectively,  the “Definitive Debt Documents”) that is not specifically set forth on Exhibit B to this Commitment Letter.  This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated as of May 22, 2019 by and among GS Bank, Bank of America, BofAS, PNC Bank, PNCCM and you, and such Original Commitment Letter shall be of no further force or effect; provided, that, notwithstanding anything to the contrary herein, GS Bank, Bank of America, BofAS, PNC Bank and PNCCM shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect as of and from the date of the Original Commitment Letter.

2.          Titles and Roles.  As consideration for the Commitments, you hereby retain (i) (A) GS Bank, BofAS and PNCCM to act as joint lead arrangers and joint bookrunners in connection with the Term Loan Facility (in such capacities, the “Term Loan Lead Arrangers”), (B) Fifth Third to act as co-manager and co-documentation agent in connection with the Term Loan Facility, (C) GS Bank, BofAS and PNCCM to act as joint lead arrangers and joint bookrunners in connection with the Revolving Credit Facility (in such capacities, the “Revolving Lead Arrangers” and, together with the Term Loan Lead Arrangers, the “Lead Arrangers” and the “Arrangers”) and (D) Fifth Third to act as co-manager  and co-documentation agent in connection with the Revolving Credit Facility and (ii) GS Bank or its affiliates to act as sole administrative agent and sole collateral agent in connection with the Senior Credit Facilities (in such capacity, the “Administrative Agent”).  It is further agreed that (x) GS Bank will have “left side” designation and shall appear on the top left of any offering or marketing materials in respect of the Term Loan Facility and shall hold the leading role and responsibilities associated with such designation, including maintaining sole “physical books” and syndication rights in respect of the Term Loan Facility, BofAS shall appear immediately to the right of GS Bank on any offering or marketing materials in respect of the Term Loan Facility and PNCCM shall appear immediately to the right of BofAS on any offering or marketing materials in respect of the Term Loan Facility and (y) GS Bank will have “left side” designation and shall appear on the top left of any offering or marketing materials in respect of the Revolving Credit Facility and shall hold the leading role and responsibilities associated with such designation, BofAS shall appear immediately to the right of GS Bank on any offering or marketing materials in respect of the Revolving Credit Facility and PNCCM shall appear immediately to the right of BofAS on any offering or marketing materials in respect of the Revolving Credit Facility.  You further agree that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in order to obtain any commitments with respect to the Senior Credit Facilities, unless you and each of us shall reasonably agree.

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3.          Conditions Precedent.  The closing of the Senior Credit Facilities and the making of the initial loans and other extensions of credit under the Senior Credit Facilities on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the conditions expressly set forth in Exhibit B to this Commitment Letter.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Senior Credit Facilities and the making of the initial loans and other extensions of credit on the Closing Date shall be (A) such of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of the failure of such representation to be accurate (collectively, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Senior Credit Facilities and the making of the initial loans and other extensions of credit on the Closing Date if the conditions expressly set forth in Exhibit B to this Commitment Letter are satisfied or waived by us (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code (the “UCC”) or (y) the delivery of stock certificates of the Borrower, the Target and any material domestic subsidiary which are required to be delivered under Exhibit A to this Commitment Letter; provided that the delivery of stock certificates of the Target and its subsidiaries shall only be required to be delivered on the Closing Date to the extent they have been received from the Target by such date after the use of commercially reasonable efforts; otherwise such stock certificates may be delivered up to five (5) business days after the Closing Date) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities and the making of the initial loans and other extensions of credit on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (in each case subject to extensions granted by the Administrative Agent, in its reasonable discretion).  For purposes hereof, “Specified Representations” means the representations and warranties made by the applicable Credit Parties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance by such Credit Parties of the applicable Definitive Debt Documents) of such Credit Parties, the due authorization, execution, delivery by such Credit Parties and enforceability against such Credit Parties of the applicable Definitive Debt Documents, solvency (to be defined in a manner consistent with Exhibit C) of the Borrower and its subsidiaries (including the Acquired Business) on a pro forma consolidated basis on the Closing Date (after giving effect to the Transactions) , no conflicts (limited to the entry into the Senior Credit Facilities, the borrowings thereunder and the granting of liens in the Collateral to secure the Senior Credit Facilities (solely as and to the extent required hereunder)) of the Definitive Debt Documents with charter documents of any Credit Party, Federal Reserve margin regulations, use of proceeds not violating FCPA/anti-corruption laws, the Patriot Act or OFAC/anti-terrorism/sanctions laws, the Investment Company Act and, subject to the limitations set forth in the prior sentence, the creation, validity and perfection of security interests in the applicable Collateral.  Notwithstanding anything to the contrary contained herein, if any of the Specified Acquisition Agreement Representations or Specified Representations is qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date.  This paragraph shall be referred to herein as the “Certain Funds Provision”.

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4.           Syndication.

(a)         The Arrangers reserve the right, at any time after the Signing Date (as defined below) and prior to or after execution of the Definitive Debt Documents, to syndicate all or part of the Commitments to banks, financial institutions and other entities identified by the Arrangers in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) (collectively, with the Initial Lenders, the “Lenders”).  Notwithstanding the Arrangers’ right to syndicate the commitments of the Initial Lenders and to receive commitments with respect thereto, (a) other than pursuant to an assignment among GS Bank and Goldman Sachs Lending Partners LLC (“GSLP”), any assignments of the commitments hereunder by a Commitment Party in connection with a syndication shall not relieve, release or novate the Commitment Parties’ obligations to you to provide any portion of its commitment hereunder or to fund the loans on the Closing Date until after the initial funding of the Senior Credit Facilities on the Closing Date; provided that GS Bank may assign its commitments hereunder to GSLP prior to the initial funding of the Senior Credit Facilities, (b) no assignment or novation shall become effective (as between you and such Commitment Party) with respect to all or any portion of any Commitment Parties’ commitments with respect of the Senior Credit Facilities until after the initial funding of the Senior Credit Facilities on the Closing Date and (c) unless you otherwise expressly agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding of the Senior Credit Facilities on the Closing Date has occurred.  The Lead Arrangers will exclusively manage all aspects of any such syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate (subject to your consent rights as set forth under the first sentence of this paragraph), the allocation of the commitments and naming rights among the Lenders, and the amount and distribution of fees to Lenders, it being understood and agreed that we will not syndicate to (x) those persons designated by you as a “Disqualified Lender” by written notice delivered to us on or prior to May 22, 2019 (the “Signing Date”) (or affiliates of such persons either (i) identified in writing to the Lead Arrangers from time to time, or, if after the Closing Date, to the Administrative Agent or (ii) clearly identifiable as affiliates of such persons on the basis of such affiliates’ names), (y) any current or future NASCAR-affiliated “track” or “team” company, any current or future NASCAR media partner and in each case any director or officer thereof, in each case, designated in writing to the Lead Arrangers from time to time (or, if on or after the Closing Date, to the Administrative Agent) (and any affiliates of such designated entities clearly identifiable as affiliates of such designated entities on the basis of such affiliates’ names) or (z) those persons that are competitors (or affiliates of such competitors clearly identifiable as affiliates of such competitors on the basis of such affiliates’ names) of you or your subsidiaries or the Target and its subsidiaries identified in writing to the Lead Arrangers from time to time (or, if on or after the Closing Date, to the Administrative Agent) (collectively, the “Disqualified Lenders”); provided that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not a Disqualified Lender at the time of such assignment; provided further, that a “competitor” or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person who is separately identified by you to us on or prior to the Signing Date) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) make investment decisions or (B) have access to non-public information relating to the Company or any person that forms part of the Company’s business (including its subsidiaries).

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(b)          We intend to commence syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us until the date that is the earlier of (i) 45 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clauses (i) and (ii), the “Syndication Date”).  Such assistance shall be limited to, upon the request of the Lead Arranger: (i) your using commercially reasonable efforts to ensure that syndication efforts benefit from your and, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, the Acquired Business’ existing relationships with financial institutions and other prospective Lenders, (ii) your providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management representatives and advisors of the proposed Lenders and rating agencies, on the other hand (and your using commercially reasonable efforts, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, to cause direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the proposed Lenders and rating agencies, on the other hand), (iii) your assistance (and your using commercially reasonable efforts, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, to cause the Acquired Business to assist) in the preparation of customary confidential information memoranda (the “Confidential Information Memorandum”), and other customary marketing materials reasonably deemed necessary by the Lead Arrangers to complete a successful syndication of the Commitments (together with the Confidential Information Memorandum, the “Materials”) and including any versions of the Materials required pursuant to paragraph (c) below, (iv) your using commercially reasonable efforts to obtain, prior to the commencement of general syndication, a public corporate rating and a public corporate family rating (but no specific rating) for the Borrower (after giving effect to the Transactions) from each of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public facility ratings (but not a specific rating) from each of S&P and Moody’s for the Term Loan Facility, and (v) your hosting with us (and to the extent any of us requests that senior management or representatives of the Target attend, you shall use your commercially reasonably efforts, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, to cause them to attend) of one general bank meeting with prospective Lenders during regular business hours at a time and in a place to be mutually agreed upon (and, if reasonably requested by the Lead Arranger, additional telephonic (or if mutually agreed, in person) investor meetings with proposed Lenders at times and places to be mutually agreed upon as part of the syndication process).

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on you, the Target and/or any of your or their respective affiliates; provided that (x) no such obligation of confidentiality shall be entered into primarily because of this sentence, (y) you shall use commercially reasonable efforts to obtain  consents under any  confidentiality obligations to permit the provision of such information and (z) you shall notify us of the nature of the information that is not being provided on the basis of such attorney-client privilege, law, rule, regulation or confidentiality obligations solely to the extent you are able to do so without violating the applicable obligation or privilege.

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(c)          At the request of the Lead Arranger, you agree to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Target, your or its affiliates or any of your or their respective securities for purposes of United States federal securities laws (such information and Materials, “Public Information”).  Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.”  It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that (x) the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information, (y) each letter shall contain a customary “10b-5” representation, and (z) the information package will contain customary language exculpating us and our affiliates and you and your affiliates and the Target and its subsidiaries, with respect to any liability related to the use or misuse of the contents of such information package or any related marketing materials by any recipients thereof.  You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information, including by email and provided that such materials have been provided to you for review a reasonable period of time prior thereto): (i) drafts and final term sheets and Definitive Debt Documents with respect to the Senior Credit Facilities, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation and Lender allocations, if any), and (iii) notification of changes in the terms of the Senior Credit Facilities.  If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.  All Materials will be deemed to include Material Non-Public Information unless so marked “PUBLIC”.

(d)        You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents) may, subject to the limitations above and in Section 9 of this Commitment Letter, be disseminated for syndication purposes in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions).  Without limiting the foregoing, you authorize, and will use your commercially reasonable efforts, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, to obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination.  You further agree that, at its expense, each Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as the Arrangers may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrower and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

It is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Senior Credit Facilities, or any compliance or non-compliance with any provision of this Section 4 and none of the commencement nor successful completion of syndication of the Senior Credit Facilities, the obtaining of any ratings or any non-compliance with any provision of this Section 4 shall constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

5.          Information.  You hereby represent (with respect to the Target and its subsidiaries, solely to your knowledge that): (a) all written information and data (including the Materials) other than the Projections (as defined below) and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to us by or on behalf of you, when furnished, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) all projections and other forward-looking information that have been or will be made available to any of us by or on behalf of you (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are furnished to the Arrangers (it being understood that any such Projections are not to be viewed as facts, are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the initial funding of the Senior Credit Facilities.

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You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware (to your knowledge, with respect to the Target and its Subsidiaries and their respective businesses) that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, (i) with respect to Information and/or Projections relating to you or your subsidiaries, supplement or cause to be supplemented promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct in all material respects under those circumstances and (ii) with respect to Information and/or Projections relating to the Target or its subsidiaries, use your commercially reasonable efforts to cause the Target to supplement such information in order that such representations and warranties to your knowledge will be correct in all material respects under those circumstances, and, in each case, such supplements shall cure any breach of any such representations and warranties.

We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same and (ii) do not assume responsibility for the accuracy or completeness of any such Information and data.

6.          Clear Market.  You agree that, from the Signing Date until the earlier of (x) the Syndication Date and (y) the termination of this Commitment Letter pursuant to Section 15 without the use of the Term Loan Facility, you and your subsidiaries will not, and you will use commercially reasonable efforts, to the extent practical, appropriate and consistent with, and not in violation of, the Acquisition Agreement, to ensure that the Acquired Business will not, directly or indirectly, without the Arrangers’ prior written consent, syndicate, place, sell or issue, or attempt or offer to syndicate, place, sell or issue, any syndicated debt facility, or offered debt security of you, the Target or any of your or its respective subsidiaries (other than the Debt Financing contemplated hereby or intercompany debt), in each case that would reasonably be expected to materially impair the primary syndication of the Senior Credit Facilities; provided that (i) borrowings by you and your subsidiaries under the Existing NASCAR Revolving Credit Agreement (including replacement, extensions and/or renewals thereof), (ii) borrowings by the Target and its subsidiaries under the Existing Target Revolving Credit Agreement (including replacement, extensions and/or renewals thereof), (iii) indebtedness of the Target and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date pursuant to the Acquisition Agreement (including replacement, extensions and/or renewals thereof to the extent so permitted), (iv) deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Senior Credit Facilities (v) any debt disclosed to us on or prior to the Signing Date and (vi) any refinancing, replacement, extension, or renewal of existing debt of your or the Target or any of your or its subsidiaries that matures within one year of the Signing Date or any amendment to any such debt.

It is understood that the Commitment Parties’ commitments hereunder are not conditioned upon, or any compliance or non-compliance with, any provision of this Section 6 and any non-compliance with any provision of this Section 6 shall not constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

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7.           Fees and Expenses.  As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters on the terms and subject to the conditions set forth therein.

8.           Indemnification and Waivers; Expense Reimbursement.  You agree to indemnify and hold harmless each of us (in our role as Commitment Parties) and each of our affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, successor, partner, representative and permitted assign of each of the foregoing (in each case, in respect of any Commitment Party in its capacity as such) (each an “Indemnified Person”) from and against any and all actions, suits, investigations, inquiries, claims, losses, damages, liabilities or proceedings of any kind or nature whatsoever (each a “Claim”) which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Debt Financing Letters (including, without limitation, the Original Commitment Letter and the Original Fee Letter (as defined in the Fee Letter)), the Senior Credit Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon 30 days of a written demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and thereafter, retains its own counsel, one additional conflicts counsel to each group of similarly affected Indemnified Persons taken as a whole) and, if reasonably necessary, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent (x) determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Indemnified Parties (as defined below) or (ii) a material breach by such Indemnified Person or any of its Related Indemnified Parties of its obligations under this Commitment Letter, the Original Commitment Letter, the Original Fee Letter or the Fee Letter, or (y) related to a dispute solely among Indemnified Parties not arising from any act or omission of you or any of your affiliates (other than a claim against any Commitment Party solely in its capacity as an Arranger or Agent or any similar capacity under any of the Senior Credit Facilities).  In the case of any Proceeding to which the indemnity in this paragraph applies, subject to the applicable exceptions in the preceding sentence, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Debt Financing Letters, the Senior Credit Facilities or any of the Transactions are consummated.  The foregoing provisions of this paragraph shall be superseded to the extent covered by the applicable provision of the Definitive Debt Documents upon execution thereof and thereafter shall have no further force and effect.  With respect to any Indemnified Person, “Related Indemnified Parties” means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter, the Original Commitment Letter and the Facilities.

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Notwithstanding any other provision of the Debt Financing Letters, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter or the Original Commitment Letter, the term sheets or the Fee Letter or the Original Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of the Indemnified Persons, nor the Company or its subsidiaries shall be liable (whether directly or indirectly, in contract or tort or otherwise) for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with any aspect of this Commitment Letter, the Fee Letter, the Transactions (including the Senior Credit Facilities and the use of proceeds thereunder) or with respect to any activities related to the Senior Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Definitive Debt Documents; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.

You shall not, without the Arrangers’ prior written consent (not to be unreasonably withheld, delayed or conditioned) settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any Indemnified Person is a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder whether or not such Indemnified Person is a party to any Debt Financing Letter, unless  the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this Section to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final non-appealable judgment of a court of competent jurisdiction.

By executing this Commitment Letter, you agree to reimburse each Commitment Party  (upon the earlier of (x) the Closing Date (to the extent invoiced at least three business days prior to the Closing Date) or (y) if this Commitment Letter is terminated, within three business days following the delivery of such invoice following such termination)) for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of the Commitment Parties’ consultants’ fees, syndication expenses, due diligence expenses, travel expenses and, in the case of legal fees and expenses, limited to the reasonable fees, disbursements and other charges and expenses of external counsel to the Commitment Parties (which  shall be limited to a single external counsel) and of a single local counsel to the Commitment Parties in each relevant jurisdiction that are reasonably necessary (which may be a single counsel for multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case, incurred in connection with the Transactions, the Senior Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Definitive Debt Documents and any security arrangements in connection therewith.  You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent addressed thereby, by the applicable provisions contained in the Definitive Debt Document with respect to the Senior Credit Facilities upon execution thereof and thereafter shall have no further force and effect.

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9.           Confidentiality.  This Commitment Letter is delivered to you on the understanding that you shall not disclose, directly or indirectly, to any other person the Fee Letter or the Original Fee Letter or the contents thereof or, prior to your acceptance hereof, the Commitment Letter or the contents thereof or the Original Commitment Letter or the contents thereof, except (a) as required by applicable law or compulsory legal process or to the extent required by governmental or regulatory authorities (in which case you agree to inform each of us promptly thereof to the extent practical and permitted to do so by law, rule or regulation), (b) to you and your officers, directors, employees, attorneys, stockholders (both direct and indirect current and prospective stockholders), accountants, auditors, agents, and advisors on a confidential basis, (c) Exhibits A and B  may be disclosed to rating agencies in connection with their review of the Senior Credit Facilities or the Company, (d) the information contained in this Commitment Letter or the Original Commitment Letter (but not that contained in the Fee Letter or the Original Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Senior Credit Facilities, (e) this Commitment Letter and the Original Commitment Letter (but not the Fee Letter or the Original Fee Letter) may be disclosed to the Acquired Business and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions, (f) this Commitment Letter and the information contained in this Commitment Letter and the Original Commitment Letter and the information contained in the Original Commitment Letter (but not the Fee Letter or the Original Fee Letter) may be disclosed (i) to the extent required by the applicable rules of any national securities exchange, and/or (ii) to the extent required by applicable U.S. securities laws, in connection with any Securities and Exchange Commission or other national securities exchange filings relating to the Acquisition, (g) [reserved], (h) to the extent economic portions and “Flex Provisions” thereof have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter or the Original Fee Letter and each of the contents thereof to the Acquired Business and its officers, directors, employees, attorneys, stockholders, accountants and advisors, in each case on a confidential basis, (i) to enforce your rights hereunder or under the Original Commitment Letter or under the Fee Letter or the Original Fee Letter, and (j) if the Arrangers consent in writing to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned).  You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter or the Original Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Senior Credit Facilities. The provisions of this paragraph will expire and be of no further force and effect on the third anniversary of the Signing Date.

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Each Commitment Party shall use all confidential information received by it from you, the Acquired Business or your or its respective affiliates and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), or to any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, (b) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent permitted by law, rule or regulation), (c) upon the request or demand of any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over any Commitment Party or any of its affiliates or upon the good faith determination by counsel of any Commitment Party that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any routine audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of us (collectively, “Representatives”) on a “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of the Commitment Parties’ respective affiliates, or Representatives of such affiliates (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for its affiliates’ and its affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (f) to the extent any such information is or becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or the Original Commitment Letter, (g) to establish a defense in any legal proceeding, (h) to enforce their respective rights hereunder or under the Fee Letter, (i) to the extent such information is independently developed by any Commitment Party and (j) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants referred to above or to any potential counterparty to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of its obligations shall be made (A) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information and (B) subject to the acknowledgment and acceptance by such Lenders or prospective Lenders, participant or prospective participant or counterparty (as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials).  Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Debt Documents upon the execution and delivery thereof and in any event shall terminate on the third anniversary of the Signing Date.

10.         Conflicts of Interest; Absence of Fiduciary Relationship.  (a) You acknowledge and agree that (a) each Commitment Party and/or its affiliates and subsidiaries (each an “Arranger Group” and collectively the “Arranger Groups”), in its and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) its and their interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of such Commitment Party’s Arranger Group, (b) each Commitment Party and any other member of such Commitment Party’s Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you, (iii) act in relation to any matter for any other person whose interests may be adverse to such Commitment Party or any member of its Arranger Group (a “Third Party”), and may retain for such Commitment Party’s or any of its Arranger Group’s own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of any such Arranger Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by any Commitment Party or any other member of its Arranger Group in performing services or providing advice to any Third Party or (iv) use permanent or ad hoc arrangements/information barriers between and within each Commitment Party’s divisions or divisions of other members of such Commitment Party’s Arranger Group for this purpose without locating directors, officers or employees in separate workplaces, (c) information that is held elsewhere within any Commitment Party or its Arranger Group, but of which none of the individual directors, officers, employees or other individuals having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder, (d) no Commitment Party and no other member of its Arranger Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on such Commitment Party’s or any of its affiliates’ own account or otherwise) or otherwise carrying on its or their business, and (e) (i) no Commitment Party nor any of our affiliates has assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and except as agreed between you and any Commitment Party in a separate engagement letter, (ii) each Commitment Party and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any advisory, fiduciary or agency relationship or any fiduciary or other implied duty on the part of such Commitment Party or any of its affiliates and (iii) each Commitment Party is (and is affiliated with) a full service financial firm and as such may effect from time to time transactions for its own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, the Arranger and any other member of its Arranger Group may at any time hold debt or equity securities for our or its own account in the Company).  With respect to any securities and/or financial instruments so held by any Commitment Party, any of its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion.  You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to any breach or alleged breach of a fiduciary duty by the Commitment Parties with respect to the Debt Financing (and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim related to the Debt Financing or to any person asserting a fiduciary duty claim with respect to the Debt Financing on behalf of or in right of you, including your stockholders, employees or creditors). Additionally, you agree that each Commitment Party is acting as an independent contractor and is not providing accounting, tax or legal advice.  You shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters.  This Section shall not apply to or modify or otherwise affect any arrangement with any advisor (including any financial advisor) separately retained by you or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

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(b)         You acknowledge that Goldman Sachs & Co. LLC, an affiliate of GS Bank, has been retained as a buy-side financial advisor to the Company (or its equityholders) (in such capacity, the “Financial Advisor”) in connection with the Transactions. You agree to any such retention and not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, (i) the engagement of the Financial Advisor or (ii) GS Bank or the Financial Advisor or any of GS Bank’s or its affiliates arranging or providing (or contemplating arranging or providing) financing for a competing bidder and, on the other hand, GS Bank’s relationship with you as described and referred to herein.  Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman Sachs & Co. LLC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of GS Bank or its affiliates.

11.         Choice of Law; Jurisdiction; Waivers.  The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a  Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representations you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties and (c) the determination of whether the Acquisition is consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with the laws of the state of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).  To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the Borough of Manhattan in New York City in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter (whether in law or equity, whether in contract or in tort or otherwise) and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined only in any such court and that service of process therein may be made by certified mail, postage prepaid, to the respective addresses set forth above and further agree that suit for the recognition or enforcement of any judgment obtained in any such New York State or federal court may be brought in any other court of competent jurisdiction.  You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or any of us may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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YOU AND WE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE DEBT FINANCING LETTERS, ANY OF THE TRANSACTIONS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.          Miscellaneous.

(a)          This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)          You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without the prior written consent of each Commitment Party, which may be given or withheld in its sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). Subject to Section 4, Bank of America  may at any time and from time to time assign all or any portion of our respective Commitments hereunder to one or more of Bank of America’s  affiliates, whereupon Bank of America shall be released from the portion of such Commitments hereunder held by Bank of America so assigned; provided that such assignment shall not relieve Bank of America’s  obligation to fund the portion of such Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to the making of the initial extensions of credit in accordance with the terms of this Commitment Letter, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, each of us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion.  You further acknowledge, subject to Section 9, that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c)          This Commitment Letter has been and is made solely for the benefit of you, each of us and the Indemnified Persons and your, each of our and their respective successors and permitted assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and each of our agreements contained herein.

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(d)         The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder.  The Debt Financing Letters supersede all prior understandings and proposals (including the Original Commitment Letter and the Original Fee Letter), whether written or oral, between any of us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)         You agree that each of us or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(f)         We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

13.         Amendment; Waiver.  This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto.  No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party.  You may terminate this Commitment Letter and the commitments of the Commitment Parties hereunder with respect to the Senior Credit Facilities (or any portion thereof) at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in Section 14.

14.        Surviving Provisions.  Notwithstanding anything to the contrary in this Commitment Letter, except as set forth in the immediately succeeding sentence: (i) Section 7 to and including 14 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 4 (provided that your obligations under Section 4 shall terminate on the earlier of the Syndication Date or the date this Commitment Letter is terminated without the use of the Term Loan Facility), 5, 6, 9 and 10, to and including 14 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.  Upon execution and delivery of the Definitive Debt Documents and the payment of all amounts owing at such time hereunder and under the Fee Letter, except as otherwise provided in the immediately preceding sentence, the provisions of this Commitment Letter shall be superseded in their entirety by those set forth in the Definitive Debt Documents.

15.         Acceptance, Expiration and Termination.  This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties thereto.  Thereafter, except with respect to any provision that expressly survives pursuant to Section 14 and unless we shall, in our sole discretion, agree in writing to an extension, the Debt Financing Letters will terminate automatically on the earliest of (i) the date of termination of the Acquisition Agreement in accordance with its terms, (ii) the closing of the Acquisition with or without the use of the Senior Credit Facilities, (iii) 11:59 p.m., New York City time, on the date that is five (5) days after the Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date), unless the Closing Date and the initial funding of the Senior Credit Facilities shall have occurred on or prior to such date.  Notwithstanding anything herein to the contrary, you shall have the right to terminate this Commitment Letter, the commitments of the Commitment Parties with respect to the Term Loan Facility in whole or in part (if in part, on a pro rata basis among the Commitment Parties with commitments under the Term Loan Facility) and/or the commitments of the Commitment Parties with respect to the Revolving Credit Facility in whole or in part (if in part, on a pro rata basis among the Commitment Parties with commitments under the Revolving Credit Facility) at any time upon written notice from you to the Commitment Parties, subject to your surviving obligations as expressly set forth above in this Section 14.

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Each of the parties hereto agrees that (i) this Commitment Letter constitutes a legal, valid and binding obligation of such parties, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) with respect to the subject matter herein and therein (including an obligation to negotiate the Definitive Debt Documents in good faith to be consistent with this Commitment Letter)), it being acknowledged and agreed that the commitment provided hereunder is subject only to those conditions set forth in Exhibit B-1 to this Commitment Letter and (ii) the Fee Letter constitutes a legal, valid and binding obligation of such parties, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Greg Wilcox
Name: Greg Wilcox
Title: Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Gavin D. Young
Name: Gavin D. Young
Title: Managing Director

FIFTH THIRD BANK

By:	/s/ Charles A. Stearns
Name: Charles A. Stearns
Title: Managing Director

[Project O2 – Commitment Letter]

Accepted and agreed to as of the
date first above written:

NASCAR HOLDINGS, INC.

By:	/s/ James C. France
Name: James C. France
Title: Chief Executive Officer

[Project O2 – Commitment Letter]

EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF $1,650 MILLION SENIOR CREDIT FACILITIES

Set forth below is a summary of the principal terms of the Senior Credit Facilities and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

Borrower	NASCAR Holdings, Inc. (which is anticipated to convert into, or merge with and into, a Delaware limited liability company) (the “Borrower”)

Guarantors
Holdco, the immediate parent of the Borrower (“Holdings”), and each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic Restricted Subsidiaries (other than (a) immaterial subsidiaries (with an individual threshold of 5% of total assets or revenue, individually, or 10% of total assets or revenue in the aggregate, in each case, at the time of designation), (b) a subsidiary that is acquired after the Closing Date that is prohibited by applicable law or by any contractual obligation existing at the time of such acquisition thereof (and not entered into in contemplation thereof) from guaranteeing the Senior Credit Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or which would require a third party (other than the Borrower or a Guarantor) consent, approval, license or authorization in order to provide such Guarantee, it being understood that the Borrower and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (c) a special purpose entity, (d) a not-for-profit subsidiary, (e) a receivables subsidiary, (f) a captive insurance company, (g) an Unrestricted Subsidiary (as defined below), any subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by the Loan Documents (as defined below) that has assumed secured debt not incurred in contemplation of such Permitted Acquisition or other investment and any Restricted Subsidiary thereof that guarantees such secured debt, in each case to the extent such secured debt prohibits such subsidiary from becoming a Guarantor, (h) a subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee will be excessive in view of the benefits to be obtained by the Lenders therefrom, (i)(i) for the avoidance of doubt, any non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”), such non-U.S. subsidiary, a “CFC”), (ii) any direct or indirect U.S. subsidiary of a non-U.S. subsidiary of the Borrower that is a CFC and (iii) any U.S. subsidiary of the Borrower that owns no material assets (directly or through one or more disregarded entities) other than the equity (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries of the Borrower that are CFCs (a “CFC Holdco”) and (j) any subsidiary of the Target that is a party to any agreement related to the Target’s headquarters term loan or the Kansas TIF bonds to the extent guaranteeing the Credit Facilities would result in a breach of any such agreements (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).  In addition, the Loan Documents (as hereafter defined) will include customary exclusions for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq.), as amended from time to time, and any successor statute) from guaranteeing obligations of any Credit Party that relate to the Hedging Arrangements.

Subject to limitations on investments set forth in the Loan Documents, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Borrower (other than any subsidiary that owns a race track facility) as an “unrestricted subsidiary” (any subsidiary so designated, an “Unrestricted Subsidiary”) (with any subsidiary of an Unrestricted Subsidiary constituting an Unrestricted Subsidiary); provided that no event of default shall have occurred and be continuing or would result upon any such designation.  Notwithstanding anything to the contrary herein, Unrestricted Subsidiaries (and the sale of assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Loan Documents and the cash held by, and results of operations, indebtedness and interest expense of, Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Loan Documents. “Restricted Subsidiary” shall mean any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower or its applicable Restricted Subsidiary at the date of designation in an amount equal to the portion of the fair market value (as reasonably determined by the Borrower) of the assets of such Restricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such investment is otherwise permitted). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary may only be made if no event of default exists or would result therefrom, and shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing investment, indebtedness or lien of such Restricted Subsidiary, as applicable.

Arrangers
(A) GS Bank, BofAS and PNCCM (each, a “Term Arranger” and collectively, the “Term Arrangers”) and (B) GS Bank, BofAS and PNCCM (each, a “Revolving Arranger” and collectively, the “Revolving Arrangers”; the Revolving Arrangers together with the Term Arrangers, the “Arrangers”).

Co-Manager	Fifth Third

Administrative Agent	GS Bank (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	GS Bank (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Co-Documentation Agent	Fifth Third (in such capacity, the “Co-Documentation Agent”). The Co-Documentation Agent will perform the duties customarily associated with such role.

Lenders
A syndicate of banks, financial institutions and other entities (including GS Bank, Bank of America, PNC Bank and Fifth Third) (collectively, the “Lenders”) identified by the Arrangers in accordance with the Commitment Letter.

Availability
The availability of the initial borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject only to the conditions set forth on Exhibit B-1, subject in each case to the Certain Funds Provisions.

Loan Documents	The definitive documentation governing or evidencing the Senior Credit Facilities and the Guarantees and Collateral documents described herein (collectively, the “Loan Documents”).

II.	Types and Amounts of Facilities

Term Loan Facility
A senior secured first lien term loan facility in an aggregate principal amount not to exceed $1,500 million (as such amount may be increased, at the Borrower’s option, by any additional amounts necessary to fund original issue discount and/or upfront fees on the Term Loan Facility in connection with the exercise of the “Flex Provisions” under the Fee Letter) (the “Term Loan Facility” and, the loans thereunder, the “Term Loans”).

The full amount of the Term Loan Facility shall be available to be drawn by the Borrower in U.S. dollars in a single drawing on the Closing Date.

Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization of Term Loan Facility
The Term Loan Facility will mature on the date that is seven (7) years after the Closing Date and will amortize at a rate of 1% per annum (payable in (4) equal quarterly installments, beginning after the second full quarter ending after the Closing Date), with the balance payable on the seventh anniversary of the Closing Date.

Notwithstanding any of the foregoing, the Loan Documents shall provide the right for individual Lenders under the Term Loan Facility to agree to extend the maturity date of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, that it is understood that no existing Lender will have any obligation to commit to any such extension.

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The Administrative Agent and Borrower shall be permitted to effect such amendments to the Loan Documents as may be necessary or appropriate to give effect to the immediately preceding paragraph, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of any Lender other than the Lenders agreeing to extend such Extended Term Loans.

Revolving Credit Facility
A senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”) in an aggregate principal amount equal to $150.0 million (with the loans thereunder referred to herein as the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”).  Amounts repaid under the Revolving Credit Facility may be reborrowed, subject to the limitations set forth herein.

The Revolving Credit Facility will be available in U.S. dollars.

Maturity of Revolving Credit Facility
The Revolving Credit Facility shall be available to the Borrower on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided that the Loan Documents shall provide the right for individual Lenders under the Revolving Credit Facility to agree to extend the maturity date of the outstanding commitments under the Revolving Credit Facility upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed; provided, that no existing Lender will have any obligation to commit to any such extension.  The Revolving Credit Facility will be payable at maturity (no required amortization).

Incremental Credit Facilities
The Borrower shall have the right to increase the size of the Term Loan Facility and/or incur additional tranches of term loans (“Incremental Term Loans”) and/or increase the size of the Revolving Credit Facility (“Incremental Revolving Commitments” and, together with Incremental Term Loans, each an “Incremental Facility”), at any time after the Closing Date from willing Lenders and/or eligible assignees up to (A) an aggregate total principal amount not to exceed the sum of (x) the greater of $350 million and 100% of Consolidated EBITDA calculated on a pro forma basis, for the most recently ended four fiscal quarter period of the Borrower for which financial statements are internally available, plus (y) any voluntary prepayments of the Term Loans, any Incremental Term Loans or Incremental Equivalent Debt and voluntary prepayments of the Revolving Credit Facility or loans under any Incremental Revolving Commitments (to the extent accompanied by permanent commitment reductions thereto) (including debt buybacks of any of the foregoing, limited to the actual cash amount paid by the Borrower in connection with such buyback) (clause (x) and (y), collectively, the “Fixed Incremental Amount”) plus (B) an aggregate total principal amount not to exceed (i) in the case of any Incremental Facility or Incremental Equivalent Debt to be secured equally and ratably with the Revolving Credit Facility and the Term Loan Facility, the amount that would result in a First Lien Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the First Lien Net Leverage Ratio on the Closing Date (the “Closing Date First Lien Net Leverage Ratio”), (ii) in the case of any Incremental Facility or Incremental Equivalent Term Debt to be secured on a junior basis to the Senior Credit Facilities, the amount that would result in the Secured Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding 5.95:1.0 and (iii) in the case of any unsecured Incremental Facilities or unsecured Incremental Equivalent Term Debt, the amount that would result in the Total Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding 5.95:1.0 (it being understood that any Incremental Revolving Facility being established shall be treated as being fully drawn at such time for purposes of calculating any leverage ratio pursuant to this clause (B)) (clause (B), the “Ratio Incremental Amount”; and, together with the Fixed Incremental Amount, the “Available Incremental Facility Amount”); provided, further, that any Incremental Facility shall be subject to the following:

(i)       no event of default has occurred and is continuing, or would immediately occur after giving effect to, such Incremental Facilities (except in the case of Incremental Term Loans to be used to provide funding for any permitted acquisition or permitted investment or permitted restricted payment (subject to an irrevocable declaration) or any redemption or repayment of any indebtedness whose consummation is not conditioned on the availability of, or on obtaining, third party financing (a “Limited Condition Transaction”), in each case, the standard will be no payment or bankruptcy event of default shall exist and be continuing at the time the applicable transaction is consummated);

(ii)      except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that is not earlier than the latest maturity date of the initial Term Loan Facility, no Incremental Term Loans shall mature prior to the Term Loans or have a weighted average life that is shorter than the weighted average life of the Term Loans;

(iii)     except with respect to (A) an aggregate amount of Incremental Facilities not greater than the Fixed Incremental Amount, (B), any amount of Incremental Facilities used to finance an acquisition or other permitted investment and (C) any amount of any Incremental Facility that matures more than one year after the Term Loan Facility (clauses (A), (B) and (C), collectively, the “MFN Carveout”), the initial yield (to be defined to include all applicable margin, interest rate floors, upfront fees, original issue discount or similar yield-related discounts, deductions or payments, but excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the lenders providing the Incremental Term Loans) of any broadly syndicated pari passu US dollar denominated Incremental Term Loans incurred prior to the date that is 6 months after the Closing Date shall be no greater than 0.75% per annum higher than the corresponding all-in yield applicable to the existing Term Loan Facility (or, if such initial yield on the Incremental Term Loans exceeds the all-in yield on the existing Term Loan Facility by more than 0.75%, then the interest rate margin for the existing Term Loan Facility shall automatically be increased to equal such initial yield on the Incremental Term Loans minus 0.75%);

(iv)     any such Incremental Term Facility may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayments of the Term Loans and (ii) on a pro rata basis or less than pro rata basis in any mandatory prepayments of the initial Term Loans;

(v)      the terms of the Incremental Term Loans (other than with respect to pricing, margin, maturity and/or fees or as otherwise contemplated by any of clauses above) shall be otherwise reasonably satisfactory in all respects to the Administrative Agent to the extent that such terms, except to the extent set forth above, are not substantially similar to the Term Loan Facility; provided that any terms (x) that are added in the Senior Credit Facilities for the benefit of the Lenders pursuant to an amendment thereto (with no consent of the Lenders being required) or (y) that are only applicable to periods after the latest final maturity date of the Senior Credit Facilities existing at the time of the incurrence of such Incremental Term Loans, in each case, shall be deemed reasonably satisfactory to the Administrative Agent;

(vi)     any Incremental Revolving Commitment will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms except for such upfront fees as may be agreed between the Lenders providing such Incremental Revolving Commitments and the Borrower; and

(vii)    any such Incremental Term Loans shall be entitled to benefit from the same guarantees as, and be secured on a pari passu or junior basis by the same Collateral (as defined below) securing the Senior Credit Facilities (subject, in the case of any Incremental Facility secured on a junior basis, to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent).

None of the existing Lenders under the Senior Credit Facilities will be required to provide any Incremental Term Loans or Incremental Revolving Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.

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If the Borrower incurs indebtedness under the Fixed Incremental Amount (and any fixed debt basket) on the same date that it incurs indebtedness under the Ratio Incremental Amount (or any other ratio debt incurrence basket), then the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio (or other applicable ratio), as applicable, with respect to the amounts incurred under the Ratio Incremental Amount (or other ratio debt incurrence basket) will be calculated without regard to any incurrence under the Fixed Incremental Amount (and any fixed debt basket). For the avoidance of doubt, each Incremental Facility shall be deemed incurred first under Ratio Incremental Amount with the balance incurred under any remaining Fixed Incremental Amount.

The Borrower may, in lieu of adding an Incremental Facility, utilize any part of the Available Incremental Facility Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below), subject to customary terms and conditions (such as customary intercreditor documentation, if applicable).

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then Available Incremental Facility Amount consisting of the issuance of senior secured (on a pari passu basis), junior lien, unsecured or subordinated notes or loans (including “mezzanine” debt and bridge loans), in each case, issued in a public offering, Rule 144A transaction or other private placement; provided that such Incremental Equivalent Debt shall be subject to (a) clauses (i), (ii), and (vii) of the first paragraph in this “Incremental Credit Facilities” section, (b) if the Incremental Equivalent Debt is a notes issuance, no mandatory prepayment or redemption provisions other than customary prepayments for notes offerings required as a result of a “change of control” or asset sales or other prepayment events consistent with market practice at the time of issuance and (c) if such Incremental Equivalent Debt consists of loans, the terms thereof, to the extent not substantially similar to the terms of the Term Loans, being, taken as a whole, not materially more restrictive than the terms of the Senior Credit Facilities as determined in good faith by the Borrower (but excluding any terms (x) that are added in the Senior Credit Facilities for the benefit of the Lenders pursuant to an amendment thereto (with no consent of the Lenders being required), (y) that are only applicable to periods after the latest final maturity date of the Senior Credit Facilities existing at the time of the incurrence of such Incremental Equivalent Debt or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance).

Limited Condition Transactions:
For purposes of (i) determining compliance with any provision of the Loan Documents which requires the calculation of any financial ratio (other than (x) determining actual (versus pro forma) compliance with the Financial Covenant tested at the end of each applicable quarter or (y) in connection with a borrowing under the Revolving Credit Facility), (ii) determining compliance with representations, warranties, or the occurrence and continuation of a default or event of default or (iii) testing availability under baskets set forth in the Loan Documents, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction (such election to be set forth in a writing that is delivered to the First Lien Administrative Agent), an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date a letter of intent or the definitive agreement for such Limited Condition Transaction are entered into or the date on which the notice of redemption is delivered or the time of the declaration of such restricted payment or the time delivery of notice with respect to any debt repayment or redemption (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date for which financial statements have been delivered (or are required to be delivered) to the Administrative Agent, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations (but, for the avoidance of doubt, any subsequent improvement in the applicable ratio or test may be utilized).

Refinancing Facilities
The Loan Documents will permit the Borrower to refinance loans under the Term Loan Facility (or any Incremental Term Loans) or commitments under the Revolving Credit Facility (or any Incremental Revolving Commitments) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, incurred by the Borrower under the Loan Documents with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more series of senior unsecured notes or loans incurred by the Borrower or senior secured notes or loans incurred by the Borrower that will be secured by the Collateral on a pari passu basis or by senior secured notes or loans incurred by the Borrower that will be secured on a junior basis with the Senior Secured Facilities, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “Refinancing Notes”), subject solely to the following terms and conditions: (i) any Refinancing Facility or Refinancing Notes shall not be in a principal amount that exceeds the principal amount of loans and commitments so refinanced, plus fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (ii) to the extent such Refinancing Notes are secured by Collateral, customary and reasonably satisfactory intercreditor agreements are entered into, (iii) subject to clause (xi) below, any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Loan Facility or the Incremental Term Facility, as applicable, being refinanced, (iv) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (v) none of the Borrower or its subsidiaries is a guarantor with respect to any Refinancing Facility or Refinancing Notes unless such subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the Senior Credit Facilities that remain outstanding after such refinancing, (vi) any Refinancing Facilities or Refinancing Notes are not secured by any assets not previously securing the Senior Credit Facilities unless such assets substantially concurrently secure the Senior Credit Facilities that remain outstanding after such refinancing, (vii) the terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the latest maturity date of the loans and commitments) reflect terms and conditions at the time of incurrence or issuance not materially more favorable to the lenders providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as reasonably determined in good faith by the Borrower, than those applicable to the facility being so refinanced (except to the extent (x) such terms are reasonably acceptable to the Administrative Agent or added in the Senior Credit Facilities for the benefit of the Lenders pursuant to an amendment thereto (with no consent of the Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the Senior Credit Facilities existing at the time of the incurrence of such Refinancing Facility or Refinancing Notes or (z) for terms that reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance); (viii) in the case of any Refinancing Revolving Facility, the Loan Documents shall include certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Credit Facility and any such Refinancing Revolving Facility, (ix) any Refinancing Term Facility may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayments of the Term Loan Facility and (ii) on a pro rata basis or less than pro rata basis in any mandatory prepayments of the Term Loan Facility; (x) if the indebtedness being refinanced was (A) contractually subordinated to the Senior Credit Facilities in right of payment, such Refinancing Facility or Refinancing Notes shall be contractually subordinated to the Senior Credit Facilities on the same basis, (B) contractually subordinated to the Senior Credit Facilities in right of security, such Refinancing Facility or Refinancing Notes shall be contractually subordinated in right of security to the Senior Credit Facilities on the same basis or be unsecured or (C) unsecured, such Refinancing Facility or Refinancing Notes shall be unsecured and (xi) if any such Refinancing Facility or Refinancing Notes is not pari passu in right of payment to and security with the Senior Credit Facilities, it does not (1) mature prior to the date that is 91 days after the maturity date of the Senior Credit Facilities (or, if later, any later maturity date for any Senior Credit Facility then in effect) or have a weighted average life less than the weighted average life of the Senior Credit Facilities (or any later maturing Senior Credit Facility then in effect) plus 91 days and (2) have mandatory prepayment, redemption or offer to purchase events more onerous to the Borrower (as reasonably determined in good faith by the Borrower) than those set forth in the Senior Credit Facilities (and shall otherwise be subject to the terms of the Senior Credit Facilities).

Letters of Credit
A portion of the Revolving Credit Facility not in excess of $25 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by each of the Arrangers (or an affiliate thereof) and other Lenders designated from time to time by the Borrower (with such Lender’s consent), with such sublimit to be divided among the Arrangers (and their affiliates) based on the amount of their respective commitments under the Revolving Credit Facility on the Closing Date (in such capacity, each, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility on a pro rata basis, to support obligations of the Borrower and its Restricted Subsidiaries.  The amount available to be drawn under any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance, unless otherwise agreed by the Issuing Lender and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit may provide for the automatic extension or renewal thereof for additional periods (which shall in no event extend beyond the date referred to in clause (ii) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).  In no event shall GS Bank be required to issue any letters of credit other than standby letters of credit.  The issuance of all letters of credit shall be subject to the customary policies and procedures of the relevant Issuing Lender.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with the Borrower’s own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day after the Borrower receives notice thereof.  To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Swing Line Loans
A portion of the Revolving Credit Facility not in excess of $50 million shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from the Administrative Agent (in such capacity, the “Swing Line Lender”).  Except as otherwise provided herein, any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds	The proceeds of the Term Loans will be used directly or indirectly to finance, in part, the Transactions, and to pay fees and expenses in connection with the foregoing.

The proceeds of the Revolving Credit Loans will be used (i) on the Closing Date, to finance a portion of the Transactions, subject to cap of $25 million, plus any amounts required to fund original issue discount/or upfront fees in connection with the exercise of the “Flex Provisions” under the Fee Letter plus additional amounts for ordinary course working capital needs and (ii) after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions). It is understood and agreed that Letters of Credit may be issued on the Closing to replace or provide credit support for any existing letters of credit of the Borrower and its subsidiaries and the Acquired Business (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

The proceeds of any Incremental Facility will be used by the Borrower for general corporate purposes of Borrower and its subsidiaries (including, without limitation, permitted acquisitions, capital expenditures and permitted distributions) or otherwise as set forth in the definitive documents with respect thereto.

III.	Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions
Optional prepayments of borrowings under the Senior Credit Facilities and optional reductions of the unutilized portion of the commitments under the Senior Credit Facilities will be permitted at any time, in minimum principal amounts of $1 million, without premium or penalty (subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBO Rate Loans other than on the last day of the relevant interest period and (ii) in the case of the Term Loans, payments of an amount provided below under the caption “Call Protection on Term Loans”). Voluntary prepayments of the Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments and Commitment Reductions
The following amounts will be applied to prepay the Term Loans (subject to basket amounts, thresholds, carveouts and exceptions, in each case, to be mutually agreed and consistent with the Documentation Principles):

1)      100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Loan Documents (other than indebtedness incurred to refinance all or part of the Term Loan Facility)) by the Borrower or any of its Restricted Subsidiaries;

2)      100% (with step-downs to 50% and 0% based upon the achievement of a First Lien Net Leverage Ratio (calculated at the time of the receipt of the net cash proceeds from an asset sale or disposition or at any time during the applicable reinvestment period, on a pro forma basis after giving effect to such asset sale or disposition and the use of proceeds therefrom) equal to or less than 0.50x and 1.00x below the Closing Date First Lien Net Leverage Ratio (any such net cash proceeds pursuant to in this clause (2) not so applied as a mandatory prepayment, the “Retained Asset Sale Proceeds”) respectively) of the net cash proceeds in excess of $25 million for each such individual asset sale or disposition (with only the amount in excess of such limit required to be used to prepay the Term Loans) of any non-ordinary course sale or other disposition of assets by the Borrower or any of its Restricted Subsidiaries (excluding sales of inventory in the ordinary course and including as a result of casualty or condemnation) (subject to customary exceptions to be agreed, including the right to apply such proceeds to repay any debt secured thereby or, in the case of a sale by a non-Guarantor Restricted Subsidiary, any other indebtedness of the subsidiary selling or disposing of such assets, and subject to customary limitations if transferring such proceeds would be prohibited by law or debt agreements of a non-Guarantor Restricted Subsidiary or would cause materially adverse consequences in connection with repatriation) and subject to the right to reinvest such proceeds within 12 months of receipt (or, if the Borrower or the applicable Restricted Subsidiary has entered into a binding commitment with respect to such reinvestment within such 12 month period, within 18 months of receipt) in assets used or useful in a permitted business (including pursuant to any permitted acquisition) with an ability to apply a pro rata portion of such proceeds to prepay pari passu secured indebtedness (and, in the case of a prepayment of revolving indebtedness, to permanently reduce commitments in respect thereof); and

3)      50% of “excess cash flow” of the Borrower and its Restricted Subsidiaries (to be defined in a manner consistent with the Documentation Principles and to be net the amount of internally generated funds expended during the applicable year and, at the option of the Borrower, made after the year-end and prior to the payment date in respect of permitted restricted payments, capital expenditures, acquisitions and certain other investments (or committed during such period to be used for such purposes within the succeeding twelve month period, in each case subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period)  and, in any event, giving credit for voluntary prepayments to the Term Loan Facility and the Revolving Credit Facility (other than any such voluntary prepayments funded with the proceeds of long-term debt (other than revolving debt)), to the extent such prepayments of the Revolving Credit Facility are accompanied by a permanent and concurrent commitment reduction thereunder, and amounts used to repay borrowings of Revolving Loans made to account for any additional original issue discount or upfront facility fees that are implemented pursuant to the flex provisions of the Fee Letter and to any other pari passu secured debt (and, at the option of the Borrower, to the extent the amount of such prepayments exceeds the amount of prepayments required to be made from excess cash flow for such year, when taken together with other payments required for such year, then such excess amounts may applied to any subsequent fiscal year) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2020), with step-downs to 25% and 0% of “excess cash flow” based on achieving First Lien Leverage Ratio (as calculated at the time of the respective payment and recalculated to give pro forma effect to any such prepayment) as of the last day of the applicable year that are 0.50x and 1.00x, respectively, less than the Closing Date First Lien Leverage Ratio; provided that prepayments shall only be required under this clause if the applicable percentage of excess cash flow is greater than $15 million (in which case only the excess portion thereof, shall be so applied).

Mandatory prepayments of Term Loans shall be applied to each class of Term Loans then outstanding on a pro rata basis and to scheduled amortization thereunder as directed by the Borrower.

Any Lender under the Term Loan Facility may elect not to accept any mandatory prepayment made pursuant to paragraph (1) (except in the case of any refinancing facilities or notes), (2) or (3) above (such declined payment, the “Declined Proceeds”).  Any such Declined Proceeds may be retained by the Borrower and will increase the Builder Basket (as defined below).

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the aggregate commitments in respect of the Revolving Credit Facility.

Notwithstanding the foregoing, the Loan Documents will provide that, in the event that any permitted term indebtedness or notes that (in each case) is permitted to be (and is) secured by liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) with the Lenders’ liens on the Collateral (as defined below) may share no more than ratably in any prepayments required by the foregoing provisions of clauses 1 through 3 (but only to the extent required by the terms of such other permitted term indebtedness or notes).

Prepayments in respect of clauses 1 through 3 above to the extent attributable to any foreign Restricted Subsidiaries will be limited under the Loan Documents in a manner consistent with the Documentation Principles to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited, delayed or restricted by applicable law, rule or regulation; provided that the Borrower and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or to remove such prohibitions, as applicable, (b) result in material adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent); provided that the Borrower and its Restricted Subsidiaries shall take all commercially reasonable efforts to eliminate or reduce such material adverse tax consequences to enable such repatriation to be made or (c) be prohibited under material organizational document restrictions (including as a result of minority ownership) and restrictions in other material agreements. Notwithstanding the foregoing, any prepayments actually made shall be net of any costs, expenses or taxes incurred or payable by the Loan Parties or any of their subsidiaries, affiliates or direct or indirect equity owners, and the Loan Parties and their Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates or a direct payment in an amount sufficient to cover such tax liability, costs or expenses.

Call Protection on Term Loans
The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the date occurring six months after the Closing Date (the “Soft Call Date”), in an amount equal to 1.0% of the principal amount of the Term Loans subject to such Repricing Event.  The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of such Term Loans into, any new or replacement tranche of broadly syndicated pari passu secured term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to such Term Loans (as such comparative rates are determined by the Administrative Agent in consultation with the Borrower), and (ii) any amendment to the Term Loan Facility whose primary purpose is to directly or indirectly reduce the “effective” interest rate applicable to the Term Loans under the Term Loan Facility (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment.  Notwithstanding anything in this paragraph to the contrary, in no event will any prepayment premium be payable pursuant to this paragraph in connection with the occurrence of a “change of control”, a Transformative Acquisition (as defined below) or an initial public offering.

The term “Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

After the Soft Call Date, the Term Loan Facility may be prepaid in whole or in part at any time without premium or penalty (other than customary breakage costs).

IV.	Collateral and Guarantees

Collateral
Subject to the limitations set forth below in this section and the Certain Funds Provision, and subject to the Documentation Principles, the obligations of the Borrower and each Guarantor in respect of the Credit Facilities, any hedging obligations of the Borrower or any Restricted Subsidiary of the Borrower owed to a Lender, the Administrative Agent, the Arrangers or their respective affiliates or to an entity that was a Lender, the Administrative Agent, the Arrangers or their respective affiliates at the time of such transaction, in each case, designated by the Borrower (“Permitted Secured Hedging Obligations”), and any treasury management obligations of the Borrower or a Restricted Subsidiary of the Borrower owed to a Lender, the Administrative Agent, the Arrangers or their respective affiliates or to an entity that was a Lender, the Administrative Agent, the Arrangers or their respective affiliates at the time of such transaction, in each case, designated by the Borrower (“Permitted Cash Management Obligations”) will be secured by the following: (a) a perfected first-priority pledge of the capital stock of the Borrower and (b) a perfected first-priority (subject to liens permitted under the Senior Credit Facilities) security interest in substantially all of its tangible and intangible personal property assets, including intellectual property, real property, licenses, permits, intercompany indebtedness, and all of the capital stock directly owned by the Borrower and each Guarantor (but limited to 65% of the voting stock and 100% of the non-voting stock of each CFC  and CFC Holdco directly owned by such Guarantor, but excluding the Excluded Assets (as defined below) (the items described above, collectively, the “Collateral”), except that the Borrower and the Guarantors shall not be obligated to provide a security interest or perfect the Collateral Agent’s security interests in those assets as to which the Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (a) any interest in real property (x) that is not in excess of $10 million or (y) that consists of (1) any race track facilities (provided that such facilities shall not be mortgaged in favor of any other party (other than with respect to the existing mortgage securing obligations related to the Kansas TIF bonds)), (2) real property in Daytona Beach, Florida, including the headquarters of the Borrower but excluding any race track facilities (including, without limitation, the Daytona International Speedway), which it is agreed would be covered by subclause (1) immediately above, and (3) any other real property that is separately agreed to by the Administrative Agent prior to the Closing Date  and (b) all leasehold interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles, airplanes and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements), letter of credit rights (except to the extent perfection can be obtained by filing of financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (iv) any intent to use trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (v) any governmental licenses or state or local franchises, licenses, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law; (vi) any equity interests of Unrestricted Subsidiaries, immaterial subsidiaries (except to the extent perfected by the filing of a UCC financing statement), captive  insurance companies, and equity interests of any joint venture or any person that is not a material wholly-owned Restricted Subsidiary to the extent the granting of a security interest therein would violate the terms of such person’s organizational documents or any shareholders’ agreement or joint venture agreement relating to such person after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law; (vii) any assets of any CFC or CFC Holdco; (viii) property and assets to the extent that a pledge thereof or creation of security interest therein is restricted by applicable law, rule or regulation or which would require governmental consent, approval, license or authorization (in each case, only for so long as such restriction remains in effect or until such consent, approval or license is obtained, as applicable), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, (ix) margin stock and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xii) are collectively, the “Excluded Assets”). In addition, in no event shall (1) deposit or security account control agreements or control, lockbox or similar arrangements be required (other than, for the avoidance of doubt, in the case of stock), (2) notices be required to be sent to account debtors or other contractual third parties unless an event of default has occurred and is continuing or (3) foreign-law governed security documents or perfection under foreign law be required.

Guarantees
The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Senior Credit Facilities and of the Borrower and any of its Restricted Subsidiaries in respect of the Permitted Secured Hedging Obligations and the Permitted Cash Management Obligations (the “Guarantees”).  Such Guarantees will be in form consistent with the Documentation Principles.  All Guarantees shall be guarantees of payment and performance, and not of collection.  Notwithstanding anything contained herein to the contrary, no Credit Party shall be jointly and severally liable or guarantee or provide any collateral as security for any Permitted Secured Hedging Obligations if, and to the extent that such liability or such guaranty of such swap obligation is or becomes illegal under the Commodity Exchange Act (determined after giving effect to any keepwell or other support for the benefit of such Credit Party).

V.	Other Provisions

Documentation Principles
The Loan Documents (a) shall be consistent with the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to herein (subject to modification in accordance with any “market flex” provisions of the Fee Letter) and consistent with credit agreement terms customary and usual for facilities and transactions of this type (but in no event shall include any modifications to the conditions to borrowing);  (b) shall be based on a precedent credit agreement (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith) to be agreed upon by the Borrower and the Lead Arrangers (but in no event shall have provisions more restrictive or onerous than the Existing NASCAR Credit Agreement or the Existing Target Revolving Credit Agreement, taken as a whole); and (c) shall contain successor LIBOR provisions to be agreed and provisions pursuant to the Beneficial Ownership Regulation, and shall be negotiated in good faith by the Borrower and the Lead Arrangers giving due regard to (i) the business of the Borrower and its subsidiaries (including the Acquired Business), (ii) the operational and strategic requirements of the Borrower and its subsidiaries (including the Acquired Business) in light of their size, industries, businesses and business practices, and the Projections delivered to the Lead Arrangers prior to the date of the Commitment Letter and (iii) as are necessary to take into account the projections and the model delivered by the Borrower to the Lead Arrangers on May 3, 2019 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Lead Arrangers or as necessary to reflect any exercise of the “flex” provisions in the Fee Letter, the “Model”).  This paragraph and the provisions herein are referred to as the “Documentation Principles”.

If additional debt is incurred to fund upfront fees or original issue discount with respect to the Senior Credit Facilities in connection with the exercise of the flex provisions of the Fee Letter, whether before or after the Closing Date, the level for the Financial Covenant and all incurrence based tests and other financial ratios in the Loan Documents shall be adjusted in the Loan Documents (or pursuant to an amendment thereto) in order to maintain the cushion from the Model provided by the covenant level or other such test or ratio as set forth herein.

All ratios and calculations shall be measured on a pro forma basis (to be defined and including the annualized effect of addbacks in the definition of Consolidated EBITDA).

If the Borrower shall so elect, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect on December 31, 2018, shall not be treated as a capitalized lease as a result of the adoption of changes in, or in the application of, GAAP and shall continue to be treated as an operating lease.

Representations and Warranties
Limited to the following (to be applicable to the Borrower, its Restricted Subsidiaries and, in certain cases, Holdings) and subject to the Certain Funds Provision: existence, good standing, power and authority; due authorization, execution, delivery and enforceability of the Loan Documents; no contravention of organizational documents; material governmental authorization with respect to the execution, delivery and performance of the Loan Documents; financial statements; no material adverse effect since the date of the most recently delivered audited balance sheet of the Borrower delivered to the Lenders prior to the Closing Date; material litigation; taxes; environmental matters; properties; Investment Company status; labor matters; insurance; ERISA; margin regulations; Investment Company Act; disclosure; compliance with material laws; intellectual property; solvency; PATRIOT Act, FCPA and OFAC; accuracy of the Beneficial Ownership Certification as of the Closing Date; and creation, validity and perfection of security interests in the Collateral; subject in the case of each of the foregoing representations and warranties, to customary exceptions, qualifications and baskets, including for materiality to be agreed consistent with the Documentation Principles. For the avoidance of doubt, the failure of any representation or warranty (other than the Specified Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Credit Facilities.

“material adverse effect” means (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement) and (ii) at any time thereafter, a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Senior Credit Facilities or (c) the material rights and material remedies of the Administrative Agent and the Lenders (taken as a whole) under the applicable Loan Documents.

Conditions Precedent to all Borrowings (except on the Closing Date)
Except with respect to borrowings and other credit extensions on the Closing Date, the making of any Revolving Loan and the issuance of any Letter of Credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of all representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit subject, in the case of clauses (ii) and (iii), to the limitations set forth in the section entitled “Incremental Credit Facilities” hereof.

Affirmative Covenants
Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries): delivery of quarterly financial statements within 60 days of quarter end of the first three fiscal quarters of each fiscal year (90 days of the end of the first two such fiscal quarters ended after the Closing Date) and annual financial statements (and in connection with the annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date occurring within one year from the time such opinion is delivered, (B) anticipated  or actual financial covenant default or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) within 120 days of year end (150 days of the end of the year for the first annual financial statements delivered after the Closing Date), “know-your-customer” and beneficial ownership information and other reasonable information (other than information subject to attorney/client privilege, confidentiality obligations or other customary limitations (in each case to the extent not entered into primarily for the purpose of avoiding disclosure hereunder)) requested by the Administrative Agent; notices of default under the Senior Credit Facilities, litigation, other material events; payment of material taxes; preservation of existence; maintenance of properties (subject to casualty, condemnation and normal wear and tear); maintenance of customary insurance as determined by the Borrower in good faith (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation); compliance with material laws; books and records; inspection rights (limited to one inspection per calendar year (so long as no event of default has occurred and is continuing) and subject to cost reimbursement limitations), with exceptions for information subject to attorney-client privilege, confidentiality obligations or other customary limitations; further assurances, information regarding Collateral; material compliance with Environmental laws; use of proceeds; a compliance certificate; ERISA and pensions; limitation on business activities (other than reasonably related, corollary, complementary, ancillary, synergistic or incidental businesses); use of proceeds; negative pledge over race track facilities (other than any race track facilities subject to a mortgage related to obligations under the Target’s Kansas TIF bonds) that in each case are not otherwise subject to a mortgage for the benefit of the collateral agent and the other secured parties; additional collateral and guarantees; and using commercially reasonable efforts to maintain ratings for the Borrower and the Senior Credit Facilities, in each case, without regard to the level of such ratings; subject, in the case of each of the foregoing covenants, to customary exceptions, qualifications and baskets to be agreed consistent with the Documentation Principles.

Negative Covenants
Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries and, solely in the case of the passive holdings covenant, Holdings) (with exceptions, thresholds, baskets (including, in each case, “grower” baskets based off of a corresponding percentage of Adjusted EBITDA), materiality and other qualifications to be mutually agreed and based upon the Documentation Principles):

(a)     debt (with exceptions for, among other things (i) Incremental Facilities and Incremental Equivalent Debt, (ii) debt in an amount not to exceed the greater of $120 million and an equivalent percentage of Adjusted  EBITDA, (iii) purchase money debt and capital leases of up to the greater of $90 million and an equivalent percentage of Adjusted EBITDA (with any capitalized leases existing on the Closing Date to be separately permitted), (iv) additional debt of the Borrower and its Restricted Subsidiaries that are incurred or assumed; provided upon giving effect thereto, (1) if such debt is secured by a lien that is pari passu with the lien securing the Senior Credit Facilities or is otherwise secured by an asset of a non-Credit Party, the Consolidated First Lien Net Leverage Ratio does not exceed (x) the Closing Date First Lien Net Leverage Ratio or (y) if in connection with a permitted acquisition or permitted investment, the Consolidated First Lien Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith, (2) if such debt is secured by a lien that is junior to the lien securing the Senior Credit Facilities, the Consolidated Secured Net Leverage Ratio does not exceed (x) a Consolidated Secured Net Leverage Ratio of 5.95:1.0 or (y) if in connection with a permitted acquisition or permitted investment,  the Consolidated Secured Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith and (3) if such debt is unsecured, (I) the Consolidated Total Net Leverage Ratio does not exceed (x) a Consolidated Total Net Leverage Ratio of 5.95:1.0 or (y) if in connection with a permitted acquisition or permitted investment, the Consolidated Total Net Leverage Ratio prior to giving effect to such incurrence of indebtedness and any transactions occurring in connection therewith or (II) the Cash Interest Coverage Ratio (to be defined in a manner to be mutually agreed) exceeds 2.00 to 1.00, in each case described in preceding clauses (1), (2) and (3) calculated on a pro forma basis, including the application of the proceeds thereof ((x) assuming all commitments under any such debt were fully drawn and (y) without “netting” the cash proceeds of such debt) (this clause (i), the “Ratio Debt Basket”);provided that the amount of the Ratio Debt Basket utilized by subsidiaries that are not Credit Parties shall not exceed $100 million, (v) so long as no event of default then exists or would result therefrom, indebtedness of subsidiaries that are not Credit Parties in an aggregate principal amount not to exceed the greater of $50 million and an equivalent percentage of Adjusted EBITDA (this clause (v), the “Non-Credit Party Subsidiaries Debt Basket”), (vi) non-speculative hedging obligations, (vii) debt in an aggregate amount up to 200% (the “Contribution Debt Percentage”) of the aggregate cash made after the Closing Date to the Borrower that do not increase the Builder Basket, without any time limitation for use of proceeds thereof, (viii) receivables and securitization facilities, subject to customary limitations on recourse to the Loan Parties and up to an amount not to exceed the greater of an amount to be mutually agreed and an equivalent percentage of Adjusted EBITDA, (ix) insurance premium financings, (x) disqualified equity issued to and held by the Borrower, or any Restricted Subsidiary, (xi) indebtedness in an amount not to exceed the amount (the “Available RP Capacity Basket”) of restricted payments that may be made at the time such indebtedness is incurred, (xii) indebtedness existing on the Closing Date, including, but not limited to, indebtedness under the Target’s headquarters term loan and Kansas TIF bonds and (xiii) permitted refinancings of debt of the Borrower and its subsidiaries subject to customary limitations;

(b)     liens (with exceptions for, among other things, (i) liens securing Incremental Facilities and Incremental Equivalent Debt, (ii) liens on assets of non-guarantor Restricted Subsidiaries securing permitted indebtedness of non-guarantor Restricted Subsidiaries, (iii) liens on assets acquired after the Closing Date securing assumed debt in connection with such acquisition that was not created in contemplation thereof, (iv) liens on assets acquired with permitted purchase money debt or capitalized leases and relating only to the assets acquired, (v) liens securing indebtedness incurred in reliance on the applicable provisions of (and subject to the limitations set forth in) the Ratio Debt Basket, (vi) liens securing permitted “refinancing facilities”, (vii) other liens securing obligations in an amount not to exceed the greater of $120 million and an equivalent percentage of Adjusted  EBITDA, (vii) liens permitted under the Acquisition Agreement to remain outstanding after the Closing Date and any permitted refinancings thereof (including any cash collateral backstopping existing letters of credit), (ix) customary permitted encumbrances, including, without limitation, liens for taxes, real estate encumbrances, judgment liens, landlord/warehousemen liens, liens encumbering deposits, and liens in the nature of the right of set-off in favor of counterparties to contractual agreements, (x) liens supporting permitted letters of credit, (xi) liens securing permitted receivables and securitization facilities, (xii) liens on assets that are not Collateral (x) in an amount not to exceed the greater of an amount to be mutually agreed and an equivalent percentage of Adjusted EBITDA or (y) so long as the Senior Secured Facilities are equally and ratably secured, (xiii) liens securing non-speculative hedging arrangements, (xiv) liens not securing debt for borrowed money that are customary in the operation of the business of the Borrower or its Restricted Subsidiaries, (xv) liens securing insurance premium financings, (xvi) (A) liens on capital stock of joint ventures securing capital contributions to, or obligations of, such persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, (xvii) liens securing obligations in an amount not to exceed the Available RP Capacity Basket (as defined below) and (xviii) liens securing indebtedness existing on the Closing Date, including, but not limited to, indebtedness under the Target’s headquarters term loan and Kansas TIF bonds;

(c)     investments (with exceptions for, among other things (i) subject to customary exceptions for Limited Condition Acquisitions, unlimited acquisitions of persons that become Restricted Subsidiaries so long as no event of default has occurred and is continuing or would result therefrom and, unless such persons become Guarantors as a result of such acquisition, after giving effect to such acquisition on a pro forma basis, subject to an aggregate cap of the greater of $175 million and an equivalent percentage of Adjusted EBITDA; (ii) unlimited investments between the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, whether or not such Restricted Subsidiaries are Guarantors), (iii) unlimited investments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Net Leverage Ratio would be less than or equal to 0.75x inside the  Total Net Leverage Ratio on the Closing Date or such pro forma ratio is no worse than such ratio immediately prior to the making of such investment; (v) a general basket not to exceed the greater of $135 million and an equivalent percentage of Adjusted EBITDA in the aggregate; (vi) so long as no event of default then exists or would result therefrom, an investment basket for investments in joint ventures in an amount not to exceed the greater of $100 million and an equivalent percentage of Adjusted EBITDA, (vii) so long as no event of default then exists or would result therefrom, an investment basket for investments in Unrestricted Subsidiaries in an amount not to exceed the greater of $100 million and an equivalent percentage of Adjusted EBITDA, (viii) investments in connection with internal re-organizations and or restructurings (including in connection with tax planning and corporate re-organizations), so long as, after giving effect thereto, (x) the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired, (y) any pledges of Equity Interests that are part of the Collateral are maintained or replaced with equivalent pledges and (z) such transaction is not otherwise materially adverse to Lenders (each, a “Permitted Reorganization”) and transactions taken in connection with and reasonably related to consummating an initial public offering (an “IPO Reorganization Transaction”), (ix) investments funded with equity that does not increase the Builder Basket or consideration paid in equity of the Borrower(or equity of a direct or indirect parent company thereof), (x) investments held by the Target and its subsidiaries on the Closing Date and permitted under the Acquisition Agreement and (ix) investments related to the Transactions;

(d)      non-ordinary course asset sales with exceptions for, among other things, (i) sale and leaseback transactions up to the greater of an amount to be agreed and a corresponding percentage of consolidated total assets on the Closing Date; (ii) unlimited asset sales subject to the absence of any continuing event of default and the receipt of fair market value and at least 75% (for any individual disposition involving assets with fair market value exceeding an amount not to exceed the greater of $25 million and an equivalent percentage of Adjusted EBITDA or for dispositions in the aggregate of assets with fair market value exceeding an amount not to exceed the greater of $100 million and an equivalent percentage of Adjusted EBITDA) cash and cash equivalents (with a customary designated non-cash consideration basket of an amount not to exceed the greater of an amount to be mutually agreed and an equivalent percentage  of Adjusted EBITDA)); provided that the requirement to receive 75% cash and cash equivalents pursuant to this clause (ii) shall not apply to the sale of any assets that do not generate Adjusted EBITDA, subject to a cap to be agreed, (iii) swaps of assets in exchange for other assets (including any combination of assets along with cash and cash equivalents so long as the Borrower complies with the asset sale prepayment covenants with respect to such cash and cash equivalents) of comparable or greater value or usefulness to the business of the Borrower and its subsidiaries as a whole, determined in good faith by the management of the Borrower; (iv) unlimited asset sales between the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, whether or not such Restricted Subsidiaries are Guarantors); (v) asset sales below a de minimis threshold of an amount not to exceed the greater of $5 million and an equivalent percentage of Adjusted EBITDA; (vi) sales of inventory in the ordinary course of business; (vii) sales of obsolete, worn-out or surplus property in the ordinary course of business; (viii) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted investment or made to obtain the approval of an anti-trust authority and any dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation, in each case so long as the proceeds thereof are applied in accordance with the mandatory prepayment provisions of the Term Loan Facility; (ix) intercompany transfers; (x) dispositions made in connection with receivables and securitization facilities; and (xi) licensing arrangements;

(e)      mergers, consolidations, amalgamations, liquidations and dissolutions (which shall permit, among other things, (i) intercompany mergers, consolidations, liquidations, shut-downs and dissolutions, (ii) permitted acquisitions and other permitted investments and (iii) permitted dispositions (other than dispositions of all or substantially all assets);

(f)      dividends and other payments in respect of equity interests (“restricted payments”) (with exceptions for, among other things, (i) restricted payments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Net Leverage Ratio would be less than or equal to 3.50x, (ii) so long as no event of default has occurred and is continuing, restricted payments in an aggregate amount not to exceed the greater of $75 million and an equivalent percentage of Adjusted EBITDA, (iii) restricted payments to dissenting shareholders in connection with the Acquisition in connection with the exercise of appraisal rights, (iv) so long as no event of default then exists or would result therefrom, restricted payments from a substantially concurrent receipt of proceeds of any qualified equity offerings and other qualified equity contributions received by the Borrower after the Closing Date that are not used as part of a Cure Amount and do not increase the Builder Basket (“Excluded Contributions”), (v) restricted payments to the Borrower or any other parent company to repurchase, redeem, retire or otherwise acquire capital stock of the Borrower or any of its parent companies, in each case, held by future, present or former employees, officers, directors, shareholders, owners, members of management, managers or consultants (or any immediate family member of the foregoing) of the Borrower (or any of its parent companies) or any of its subsidiaries in an aggregate annual amount not to exceed the greater of $10 million and an equivalent percentage of Adjusted EBITDA, with unused amounts permitted to be carried forward to the next succeeding fiscal years, subject to a maximum in any fiscal year not to exceed $25 million, (vi)  following an initial public offering of the Borrower (or any parent entity thereof) and so long as no event of default has occurred and is continuing or would result therefrom, dividends or distributions in an aggregate amount per annum not to exceed an amount equal to the greater of (a) 6.0% of the net cash proceeds received by (or contributed to) the Borrower from such initial public offering and (b) an amount equal to 6.00% of the market capitalization of the Borrower or its direct or indirect parent, (vii) (a) with respect to any taxable period ending after the Closing Date for which the Borrower or any of its subsidiaries is, or is disregarded for the applicable tax purposes as separate from, a member of a consolidated, combined or similar income or franchise tax group of which a direct or indirect parent of the Borrower is the common parent, restricted payments to pay for tax liabilities of such consolidated, combined or similar income or franchise tax group attributable to the income of the Borrower and such subsidiaries; provided that (1) such payments shall not exceed the amount of taxes that the Borrower and its subsidiaries would have been required to pay as a stand-alone tax group or stand-alone taxpayer; and (2) payments attributable to any Unrestricted Subsidiary shall be limited to the amount actually paid by that Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for the purpose of paying such consolidated, combined or similar income or franchise taxes, and (b) with respect to any taxable period ending after the Closing Date for which the Borrower is classified as a partnership, S-corporation or other pass-through entity for the applicable tax purposes or is disregarded as separate (or as a qualified subchapter S subsidiary, is treated as disregarded as separate) from a pass-through entity for the applicable tax purposes, restricted payments to pay for tax liabilities of any direct or indirect parent or equity owners of the Borrower attributable to the taxable income of the Borrower and its subsidiaries, in an aggregate amount not to exceed the product of (x) the taxable income of the Borrower and its subsidiaries that are treated as pass-through entities, or disregarded as separate (or as a qualified subchapter S subsidiary, is treated as disregarded as separate) from a pass-through entity, for U.S. federal income tax purposes for such taxable period and (y) the sum of (1) the highest marginal U.S. federal income tax rate for individuals on ordinary income (without regard to any exemptions, deductions (including any deduction pursuant to Section 199A of the Code), or similar items) as in effect for the relevant taxable period and (2) 6%, (viii) subject to no payment or bankruptcy event of default, restricted payments in an aggregate amount in any fiscal year not to exceed the greater of $50 million and an equivalent percentage of Adjusted EBITDA, with unused amounts permitted to be carried forward to the next succeeding fiscal years (the “Shareholder Dividend Basket”), (ix) restricted payments to pay legal, accounting and other ordinary course corporate overhead or other operational expenses of any direct or indirect parent of the Borrower (including, if applicable, any public company costs) and franchise or similar taxes of any direct or indirect parent of the Borrower, (x) customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries and joint ventures, (xi) dividends, distributions or redemptions in connection with the Transactions (including payment of working capital, indemnities and/or purchase price adjustments and other transaction costs) and (xii) without duplication of any such amounts utilized pursuant to the Builder Basket, the distribution of shares or the equity of, or debt owed to the Borrower or a restricted subsidiary by, an unrestricted subsidiary (or a restricted subsidiary that owns an unrestricted subsidiary so long as such restricted subsidiary owns no assets other than equity interests of an unrestricted subsidiary) (in each case other than with respect to unrestricted subsidiaries whose assets primarily consist of cash and cash equivalents); provided, that the distribution of any race track facilities or of the equity interests of any entity that owns a race track facility shall not be eligible to be a restricted payment to any entity that is not the Borrower or a Restricted Subsidiary under any of the clauses specified above;

(g)     transactions with affiliates above $2.5 million (with exceptions for, among other things, (i) transactions between or among the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, whether or not such Restricted Subsidiaries are Guarantors)), (ii) the payment of the Shareholder Dividend Basket, (iii) transactions among the Loan Parties and their subsidiaries and joint ventures that are not otherwise prohibited by the Loan Documents, (iv) fees payable in connection with the Transactions, (v) affiliate transactions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, (vi) transactions related to the use of any aircraft owned by the Borrower and its Subsidiaries for which such affiliate is charged at rates set forth by the IRS for personal travel pursuant to FAA Part 91 (or any successor provision) and (vii) other exceptions to be agreed;

(h)     prepayments, redemptions and repurchases of  material third-party debt of the Borrower that by its terms is subordinated in right of payment to the Senior Credit Facilities (but, for the avoidance of doubt, excluding unsubordinated debt of the Borrower with subordinated guarantees and excluding, for the avoidance of doubt, regularly scheduled interest payments and payment of fees, expenses and indemnification obligations) and matures more than one year prior to the stated maturity thereof (with exceptions for, among other things, (i) prepayments that would have been permitted as restricted payments as set forth above and which shall constitute usage of the applicable exception set forth above, (ii) prepayments from the proceeds of or in exchange for permitted refinancing indebtedness, (iii) prepayments in exchange for, or out of the proceeds of a substantially concurrent offering or issuance of, qualified equity interests of the Borrower (other than proceeds received from a subsidiary of the Borrower)), (iv) unlimited prepayments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Net Leverage Ratio would be less than or equal to 3.50x, (v) so long as no event of default has occurred and is continuing, prepayments in an aggregate amount not to exceed the greater of $75 million and an equivalent percentage of Adjusted EBITDA and (vi) prepayments and redemptions with respect to AHYDO “catchup” payments;

(i)      limitations on entering into agreements restricting the granting of liens, with exceptions for, among other things, (i) any such restrictions existing on the Closing Date, (ii) restrictions with respect a Restricted Subsidiary that are not materially more restrictive (as determined by the Borrower in good faith) than the most restrictive restrictions applicable to such Restricted Subsidiary existing on the Closing Date, (iii) restrictions with respect to an entity when it is acquired by the Borrower or any subsidiary and (iv) with respect to restrictions in agreements (other than agreements governing indebtedness of Restricted Subsidiaries), additional restrictions that (as determined in good faith by the Borrower) will not prevent the Borrower from satisfying its payment obligations under the Senior Credit Facilities;

(j)     with respect to Holdings, customary passive holding company restrictions; provided that Holdings may issue equity securities and incur unsecured holding company debt (provided that (1) neither the Borrowers nor any Restricted Subsidiary is a borrower or a guarantor with respect to such debt and (2) such debt shall have a final maturity date that is at least 91 days after the then existing latest maturity date);

The Borrower shall be permitted to, without duplication, (i) reallocate amounts available under the general restricted payments basket to make additional investments and restricted debt payments and (ii) reallocate amounts available under the general restricted debt payments basket to make additional investments.

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or such earlier time as set forth in “Limited Condition Transactions” above), and no default or event of default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such time.

The Borrower may re-designate any debt, lien, restricted payment, payment or redemption of subordinated debt, investment or disposition (each, a “Reclassifiable Item”) originally incurred or designated as incurred under any exception as having been incurred under another exception so long as, at the time of such re-designation, the Borrower would be permitted to incur or make such Reclassifiable Item under such other exception (or would have been permitted to incur or make such Reclassifiable Item under such other exception, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower).

In addition, the Loan Documents will include an Builder Basket (as defined below) that may be used for (i) in the absence of a payment or bankruptcy default or event of default, permitted investments, (ii) in the absence of an event of default, Restricted Payments (subject to pro forma compliance with a First Lien Net Leverage Ratio of not more than the Closing Date First Lien Net Leverage Ratio), and (iii) in the absence of an event of default, restricted debt payments (subject to pro forma compliance with a First Lien Net Leverage Ratio of not more than the Closing Date First Lien Net Leverage Ratio); provided that it is understood and agreed that the foregoing restrictions (other than no payment or bankruptcy event of default) on the use of the Builder Basket shall not apply to the portion thereof referred to in clauses (iii), (vi) and (vii) of the definition thereof below.

As used herein:

“Adjusted EBITDA” shall be defined in a manner consistent with the Documentation Principles; provided the definition of Adjusted EBITDA shall include an add-back (either in the definition of Adjusted EBITDA or the definition of consolidated net income) for the net income of any entity that is not wholly-owned up to the  amount of cash or cash equivalents (x) actually distributed by such entity to a Loan Party or a wholly-owned Restricted Subsidiary or (y) that could have been distributed as a dividend or other distribution or return on investment by such entity to a Loan Party or wholly-owned Restricted Subsidiary.

“Builder Basket” shall mean, as of any date of determination, a cumulative amount equal to (a) the sum of (without duplication) (i) the greater of (A) $50 million or (B) the equivalent percentage of Adjusted EBITDA for the most recently ended four quarter period for which financial statements have been delivered (or, at the option of the Borrower, the Adjusted EBITDA for the most recently ended period for which financial statements are internally available), plus (ii) at the Borrower option, prior to the launch of general syndication, either (x) an amount not less than zero equal to the percentage of excess cash flow described above under “Mandatory Prepayments – Excess Cash Flow” equal to the percentage thereof not required to be applied as an excess cash flow prepayment of the Term Loans for the applicable year or (y) the CNI Growth Amount (to be defined as 50% of consolidated net income for the each fiscal quarter of the Borrower commencing with the first full fiscal quarter after the Closing Date), plus (iii) qualified capital contributions to or the proceeds received from public or private equity issuances of the Borrower or any parent thereof after the Closing Date, plus (iv) returns on investments made using the Builder Basket received by the Borrower or a Restricted Subsidiary, plus (v) any Declined Proceeds and any Retained Asset Sale Proceeds, plus (vi) the amount of any investment made by the Borrower and/or any of its Restricted Subsidiaries in reliance on the Builder Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into a Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary (as reasonably determined by the Borrower) that have been transferred to the Borrower or any of its Restricted Subsidiaries or the amount of cash dividends made by an Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries (to the extent not included in consolidated net income) or the proceeds from the disposition of any Unrestricted Subsidiary received by the Borrower or any of its Restricted Subsidiaries, plus (vii) the proceeds initially received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity of the Borrower (or any parent thereof).

“First Lien Net Leverage Ratio” will be defined as the ratio of (i) (A) consolidated debt for borrowed money, purchase money indebtedness, capital leases, debt evidenced by bonds, notes, debentures, indentures, credit agreements and similar instruments, unreimbursed amounts owing in respect of letters of credit and similar facilities of the Borrower and its Restricted Subsidiaries to the extent such amounts have not been reimbursed in cash to the Borrower or a Restricted Subsidiary (“Consolidated Total Debt”) that are secured (other than if contractually junior to the liens of the Administrative Agent) net of (B) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and cash of the Borrowers and Restricted Subsidiaries restricted in favor of the Lenders (collectively, “Unrestricted Cash”) to (ii) trailing four fiscal quarter Adjusted EBITDA.

“Secured Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured net of Unrestricted Cash to (ii) trailing four fiscal quarter Adjusted EBITDA.

“Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt net of Unrestricted Cash to (ii) trailing four fiscal quarter Adjusted EBITDA.

Financial Covenant	Term Loan B Facility: None.

Revolving Credit Facility: limited to (the “Financial Covenant”), commencing, if applicable, with the second full fiscal quarter ending after the Closing Date, a maximum First Lien Net Leverage Ratio (which shall be tested in respect of the Borrower and its Restricted Subsidiaries, on a consolidated basis) tested only at the end of any fiscal quarter when the aggregate amount of outstanding Revolving Loans, undrawn Letters of Credit in excess of $25 million in the aggregate and unreimbursed drawings in respect of Letters of Credit (including Swingline Loans but excluding cash collateralized Letters of Credit) exceeds 35% of the commitments under the Revolving Credit Facility (excluding, for the first two full fiscal quarters following the Closing Date, the amount of Revolving Loans used to fund original issue discount or upfront fees required pursuant to the flex provisions of the Fee Letter or to otherwise finance the Transactions). The level for the Financial Covenant shall be set at a First Lien Net Leverage Ratio that is 6.25x (with no step-downs).

Equity Cure Right:
For purposes of determining compliance with the Financial Covenant, any equity contribution (that is not “disqualified equity”) made to the Borrower after the last day of any fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered in respect of that fiscal quarter (the “Cure Date”) will, at the request of the Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Cure Amount”); provided (a) the Borrower shall be permitted to request that a Cure Amount be included in the calculation of Adjusted EBITDA with respect to any fiscal quarter (i) no more than twice during any consecutive four fiscal quarter period, and (ii) no more than five times in the aggregate during the term of the Senior Credit Facilities, (b) each Cure Amount will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (c) all Cure Amounts and the use of proceeds thereof will be disregarded for all other purposes under the Loan Documents (including determining pricing or the availability or amount of any covenant basket, carve-out or compliance on a pro forma basis with the Financial Covenant or any other ratio), and (d) there shall be no pro forma or other reduction of indebtedness (including by way of cash netting) using the proceeds of any Cure Amount in determining the Financial Covenant (or any other leverage ratio) for the applicable fiscal quarter and for any subsequent period that includes such fiscal quarter (except in the case of such subsequent fiscal quarter all or any portion of such Cure Amount is actually used to permanently prepay or otherwise permanently reduce indebtedness).  Notwithstanding the foregoing, and for the avoidance of doubt, upon the receipt of a Cure Amount as provided above, any default or event of default with respect to the Financial Covenant shall be deemed to have been cured and no longer continuing.

The Loan Documents will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Cure Amount may be contributed after delivery of written notice to the Administrative Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of a Cure Amount, but the Borrower shall not be permitted to borrow (or draw Swing Line Loans or have Letters of Credit issued or amended) during such period absent the consent of the Revolving Lenders; provided that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto, and to the extent the applicable Cure Amount has not been made prior to the applicable Cure Date, such standstill shall end when such Cure Amount may no longer be timely made in respect of such fiscal quarter.

Events of Default
Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries) (with exceptions, thresholds, materiality, notice and grace provisions and other qualifications to be mutually agreed upon; provided that each threshold shall grow based on the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries):  nonpayment of principal, interest, fees or other amounts after a five business day grace period; inaccuracy of representations and warranties when made in any material respect (subject to a 30-day cure period if such breach is capable of being cured); violation of covenants subject, with respect to affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a 30-day cure period and notice from the Administrative Agent; cross-acceleration under indebtedness in excess of $75 million; bankruptcy and judgments and insolvency events with respect to the Borrower or a material Restricted Subsidiary (with a 60-day grace period for involuntary events); judgment in excess of $75 million (after netting insurance and third party indemnities) (subject to a 60-day grace period); ERISA and other pension events; and actual or asserted invalidity or impairment of guarantees, security documents or any other Loan Documents (including the failure of any lien on any material portion of the Collateral to remain valid and perfected with the priority required under the Loan Documents); and a “Change of Control” (to be defined in a manner to be agreed upon, but to include a pre-and post-qualifying IPO provision, with no continuing director prong; it being understood that an IPO shall not require a primary offering or a minimum size to qualify as a qualifying IPO).  The Loan Documents will provide that any breach of the Financial Covenant will not result in a default under the Term Loan Facility unless and until the non-defaulting Lenders under the Revolving Credit Facility accelerate the amounts due thereunder and terminate the commitments thereunder.

The occurrence of an event of default shall not entitle the Lenders to terminate the commitments in respect of the Senior Credit Facilities prior to the borrowing thereof on the Closing Date. The acceleration of the Senior Credit Facilities shall be permitted at any time after they have been funded only to the extent that an Event of Default is outstanding at such time.

Voting
Amendments and waivers with respect to the Loan Documents will require the approval of Lenders (that are not defaulting Lenders) holding not less than a majority of the aggregate principal amount of the Loans, including participations in Swing Line Loans and Letters of Credit and unused commitments under the Senior Credit Facilities (the “Required Lenders”) (with certain amendments and waivers that effect the rights or duties of one class of Lenders more adversely than any other class of Lenders also requiring class votes), except that (i) the consent of each Lender directly affected thereby (but not the consent of the Required Lenders or of any other majority or required percentage of the Lenders of any facility or tranche, or any other Lenders) shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan or any required amortization payment with respect thereto (other than a waiver of any condition precedent, any default, event of default or mandatory prepayment and other than extensions for administrative convenience as agreed by the Administrative Agent), (b) reductions in the rate of interest (other than a waiver of default interest, the “MFN” provision, any condition precedent, any default, event of default or mandatory prepayment, or change to a financial ratio (or any component definition thereof), shall not constitute such a reduction) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment (provided that a waiver of any condition precedent, any default, event of default or mandatory prepayment shall not constitutes such an increase), (d) modifications to the assignment provisions of the Loan Documents that further restrict assignments thereunder and (e) changes to the “waterfall” and certain other provisions and (ii) the consent of 100% of the Lenders shall be required with respect to any amendment that (a) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales or other permitted dispositions) or (b) permits assignments by any Credit Party of its rights or obligations under the Senior Credit Facilities.  Notwithstanding the foregoing, amendments, waivers and consents in respect of the Financial Covenants shall only require the consent of non-defaulting Lenders holding more than 50% of the aggregate loans and commitments under the Revolving Credit Facility.

Any provision of the Loan Documents may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency.

It is agreed that (i) any applicable intercreditor agreement contemplated by the Credit Agreement may be entered into or amended solely with the consent of the Administrative Agent to give effect thereto or to carry out the purposes thereof and (ii) there shall be no “class” voting requirement for amendments, modifications or supplements to the Loan Documents.

The Loan Documents will permit guarantees, collateral security documents and related documents to be, together with the Credit Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the Credit Agreement and the other Loan Documents.

The Administrative Agent shall be entitled to extend a deadline or requirement in connection with compliance with guarantee and security provisions.

Assignments and Participations
The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents)), to the consent of (which consent shall not be unreasonably withheld, delayed or conditioned) (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, each Issuing Lender and Swing Line Lender and (z) so long as no payment or bankruptcy event of default has occurred and is then continuing, the Borrower, with the Borrower being deemed to be withholding their consent reasonably if the proposed assignee or participant is a Disqualified Lender; provided that (a) the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within 10 business days of the date on which such assignment is requested and (b) neither the Term Loan Facility nor the Revolving Credit Facility shall be participated or assigned to any natural person or any Disqualified Lender; provided, further, that GS Bank may assign its commitments and agreements hereunder to GSLP without the consent of any party hereto.  In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans and $5.0 million with respect to the Revolving Credit Facility.  Assignments will not be required to be pro rata among the Senior Credit Facilities.  The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

The Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders.  In addition, each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Administrative Agent may rely conclusively on such representation).  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Loan Documents relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.  For the avoidance of doubt, any assignment to any Disqualified Lender shall not be void, but shall be subject to customary provisions pursuant to which the Borrower shall be entitled to terminate the commitments of such Disqualified Lender and prepay its Loans.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed).  Participants’ and assignees’ entitlements to gross up provisions for withholding taxes shall be subject to customary limitations for transactions and facilities of this type. Notwithstanding anything herein to the contrary, no participant will be entitled to a gross-up or yield protection payment in an amount greater than the amount, if any, owed to the selling Lender except to the extent such greater amount is attributable to a change in law after the date the participant acquired the applicable participation.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall only be issued under the Senior Credit Facilities upon request.

The Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans, including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities, shall have consented thereto.

In addition, the Loan Documents shall provide that the Term Loans may be purchased by the Borrower (x) on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled immediately and automatically upon acquisition thereof, (ii) either (a) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrower or any of their subsidiaries (or their respective securities) at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign the Term Loans (or state that it cannot make such representation) or (b) such assignment shall contain customary “Big Boy” representations and (iii) no event of default shall exist or result therefrom and (y) through open market purchases.

Defaulting Lenders
The Loan Documents shall contain customary provisions relating to “defaulting” Lenders consistent with the Documentation Principles, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Cost and Yield Protection; Miscellaneous
Each Lender and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including customary gross-up provisions for withholding taxes imposed by any governmental authority), changes in liquidity or capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other customary protections for U.S. and non-U.S. financial institutions and other lenders, subject to, in the case of each of the foregoing, the right to replace lenders claiming such cost and interest rate protection, customary notice and tolling provisions, mitigation requirements, certification requirements and other exceptions to be mutually and reasonably agreed upon and consistent with the Documentation Principles.  In addition, the Loan Documents will contain customary “EU Bail-In” recognition provisions.

Expenses
The Loan Documents will provide that the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and Arrangers associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented out-of-pocket fees, disbursements and other charges of external counsel (limited to one such counsel per applicable jurisdiction that is reasonably necessary) and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, any other agent appointed in respect of the Senior Credit Facilities, each Issuing Lender, each Swing Line Lender and the Lenders (including the reasonable and documented fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection and preservation of rights under, the Loan Documents.

Indemnification
The Loan Documents will contain customary indemnities consistent with the Documentation Principles for (i) the Arrangers, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, officers, employees, advisors, agents, successors, partners, representatives and permitted assigns of each of the foregoing persons referred to in clauses (i) and (ii) above (each such person in clauses (i), (ii) and (iii), an “Indemnified Person”) (other than any claim (x) determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of an Indemnified Person or its Related Indemnified Parties or (ii) a material breach by an Indemnified Person or any of its Related Indemnified Parties of its obligations under Senior Credit Facilities, or (y) related to a dispute solely among Indemnified Persons not arising from any act or omission of the Borrower or any of its affiliates (other than a claim against any Indemnified Person solely in its capacity as an Arranger or Agent or any similar capacity under any of the Senior Credit Facilities).

Governing Law and Forum
The Loan Documents (except as otherwise expressly set forth in a Loan Document) will be governed by New York law and will provide for the Credit Parties to submit to the exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City; provided that the proviso to the first sentence of Section 11 of the Commitment Letter shall apply.

Counsel to the Arrangers, the Collateral Agent and the Administrative Agent	Cahill Gordon & Reindel llp.

* * *

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans or other extensions of credit comprising each borrowing bear interest at a rate per annum equal to

(i) the Base Rate plus the Applicable Margin; or

(ii) LIBO Rate plus the Applicable Margin; provided that all Swing Line Loans will be Base Rate Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or 12 months if available to all applicable Lenders) for LIBO Rate Loans (as defined below).

As used herein:

“Applicable Margin” means:

(A) with respect to the Term Loan Facility, (i) initially, 2.25%, in the case of Base Rate Loans, and (ii) initially, 3.25% in the case of LIBO Rate Loans, subject, in each case, to two 25 basis point step-downs based upon achieving a First Lien Net Leverage Ratio that is 0.50x and 1.00x, respectively, inside Closing Date First Lien Net Leverage as of the last day of the most recent fiscal quarter for which financial statements have been delivered;

(B) with respect to the Revolving Credit Facility, (i) initially, 2.25%, in the case of Base Rate Loans, and (ii) initially, 3.25%, in the case of LIBO Rate Loans, subject, in each case, to two 25 basis point step-downs based upon achieving a First Lien Net Leverage Ratio that is 0.50x and 1.00x, respectively, inside Closing Date First Lien Net Leverage as of the last day of the most recent fiscal quarter for which financial statements have been delivered.

 “Base Rate” means the highest of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) the “U.S. Prime Lending Rate” published by the Wall Street Journal (the “Prime Rate”), (iii) the LIBO Rate for a one month interest period plus 1.00%) (provided that, if the rate described in preceding clause (i) shall be less than zero, such rate shall be deemed to be zero).

A-I-1

“LIBO Rate” means the higher of the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Senior Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period (provided that, if the foregoing rate shall be less than zero, such rate shall be deemed to be zero).  The Loan Documents shall contain provisions relating to a replacement rate for LIBO Rate reasonably satisfactory to the Administrative Agent and the Borrower.

Interest Payment Dates
With respect to Loans bearing interest based upon (a) the LIBO Rate (“LIBO Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date and (b) the Base Rate, on the last business day of each calendar quarter (in arrears) and on the applicable maturity date.  Interest shall also be payable on any Loans upon any voluntary or mandatory repayment thereof.

Unutilized Commitment Fee
The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears, subject to step-downs to 0.375% and 0.25%, commencing after delivery of financial statements for the first full fiscal quarter following the Closing Date, based upon achieving a First Lien Net Leverage Ratio that is 0.50x and 1.00x, respectively, inside Closing Date First Lien Net Leverage, as of the last day of the most recent fiscal quarter for which financial statements have been delivered.  For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees
The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as LIBO Rate Loans on the available amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

A-I-2

In addition to letter of credit commissions, a fronting fee not to exceed 0.125% per annum on the available amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary (as determined by the Issuing Lender) administrative, issuance, amendment, payment and document examination charges shall be payable to the Issuing Lender for its own account.

Default Rate
All overdue principal, interest, fees and other monetary amounts outstanding under the Senior Credit Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum above the Base Rate applicable to Revolving Credit Loans) and shall be payable on demand.

Rate and Fee Basis
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans) for the actual number of days elapsed (including the first day but excluding the last day).

* * *

A-I-3

EXHIBIT B-1 TO COMMITMENT LETTER
CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit F have the meanings assigned to them elsewhere in this Commitment Letter.  The closing of the Senior Credit Facilities and the making of the initial loans and other extensions of credit under the Senior Credit Facilities are conditioned only upon satisfaction (or waiver by the Lead Arrangers) of the conditions precedent identified below (subject in all cases to the Certain Funds Provision).

1.          Acquisition.  The Acquisition shall have been, or substantially concurrently with the initial funding of the Senior Credit Facilities shall be, consummated in all material respects in accordance with the terms of an agreement and plan of merger with the Target dated as of May 22, 2019 (as may be amended in accordance with the terms of this Commitment Letter and together with the annexes, schedules, exhibits and attachments thereto, (the “Acquisition Agreement”), after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by you that are materially adverse to the interests of the Lenders or Commitment Parties in their respective capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any substantive change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse, (b) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (c) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated  to reduce the Term Loan Facility and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by common equity, qualified equity (on terms reasonably acceptable to the Lead Arrangers) or amounts available to be drawn under the Revolving Credit Facility (subject to the Closing Date limitation set forth under “Use of Proceeds”) or such increase is pursuant to any working capital or purchase price adjustment provision set forth in the Acquisition Agreement.

2.         Definitive Debt Documents.  The Definitive Debt Documents shall be consistent with the Debt Financing Letters, and shall have been executed and delivered by the applicable Borrower and the applicable Guarantors to the Administrative Agent; provided that this condition is subject to the Certain Funds Provision.  All documents and instruments required to be entered into or delivered by the applicable Borrower or the applicable Guarantors to perfect the security interests of Collateral Agent, for the benefit of the Lenders under the Senior Credit Facilities and the other secured parties thereunder in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing as, and to the extent, required by Exhibit A; provided that this condition is subject to the Certain Funds Provision.

3.          Refinancing.  Prior to or substantially concurrently with the initial funding of the Facilities, the Refinancing shall have occurred.

4.          Financial Information.  The Lead Arrangers shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Target for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (excluding the fourth quarter of any fiscal year) and (C) pro forma financial information in a form customary for inclusion in the Confidential Information Memorandum (which shall in any event be limited to a pro forma income statement and a pro forma balance sheet) with respect to the Senior Credit Facilities of the Borrower and its subsidiaries (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions, which pro forma financial information need not (1) be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, (2) include any adjustments (including any income or expense) related to any shared administrative expenses or (3) include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower);  provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Target will satisfy the requirements of this Paragraph 4 with respect to the Target.  It is acknowledged and agreed that, as of the date of this Commitment Letter, the Lead Arrangers have received the items (1) required by clause (A) with respect to the Borrower’s fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 and with respect to the Target’s fiscal years ended November 30, 2016, November 30, 2017 and November 30, 2018 and (2) required by clause (B) with respect to the Borrower’s fiscal quarter ending March 31, 2019 and the Target’s fiscal quarter ending February 28, 2019.

5.          Marketing Period.  With respect to the Senior Credit Facilities, the Arrangers shall have been afforded a period (the “Senior Marketing Period”) of at least 15 consecutive business days following receipt of the information in paragraph 4 above (with references therein to the “Closing Date” being deemed, for purposes of this paragraph 5, to refer to the first day of such Senior Marketing Period) and other material information reasonably requested by the Arrangers that is customarily provided by a borrower for inclusion in a Confidential Information Memorandum with respect to the Senior Credit Facilities (the “Required Bank Information”) to syndicate the Senior Credit Facilities; provided that (x) July 5, 2019 and November 22, 2019 shall not be included as “business days” for such purpose, (y) if such period has not ended prior to August 16, 2019, then it will not commence until on or after September 3, 2019 and (z) if such period has not ended prior to December 20, 2019, then it will not commence until on or after January 6, 2020.  If you in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date such notice is received, unless the Arrangers in good faith reasonably believes that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Arrangers delivers a written notice to you to that effect (stating with specificity what Required Bank Information you have not delivered).

6.          Payments.  All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses) (to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Borrower) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates pursuant to the Commitment Letter or the Fee Letter, that have been invoiced at least three (3) business days prior to the Closing Date shall have been (or substantially concurrently with the initial funding of the Senior Credit Facilities will be) paid to the extent due and payable in accordance with the terms, respectively, hereof or thereof.

7          Customary Closing Documents.  Delivery of the following customary documents, to the extent required to be delivered under the Definitive Debt Documents, consistent with the Documentation Principles: customary lien, litigation and tax searches, customary borrowing notices, customary legal opinions; corporate records and documents from public officials and officers’ certificates; provided that this condition is subject to the Certain Funds Provision.  In addition, you (or the Borrower) shall have delivered (a) at least three (3) business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer”, anti-money laundering and anti-terrorist financing rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation as have been reasonably requested in writing at least ten (10) business days prior to the Closing Date by such Lenders, and (b) a certificate from the chief financial officer of the Borrower in the form set forth in Exhibit B-2, certifying that the Borrower and its subsidiaries  on a consolidated basis immediately after giving effect to the Transactions are solvent.

8.         Certain Representations.  The Specified Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) to the extent contemplated by the Certain Funds Provisions.

9.          No Material Adverse Effect.  (a) Except as set forth in (i) the corresponding sections of the Company Disclosure Schedule (as defined in the Acquisition Agreement) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent on its face to Parent (as defined in the Acquisition Agreement) and Merger Sub (as defined in the Acquisition Agreement) without independent inquiry) or (ii) the SEC Documents (as defined in the Acquisition Agreement) made publicly available on EDGAR on or after November 30, 2017 and at least two (2) Business Days prior to the date of the Acquisition Agreement (excluding any disclosures contained in the sections “Risk Factors” or “Forward-Looking Statements” and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature, since November 30, 2018, there shall not have been any event or condition which has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement) and (b) since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect.

EXHIBIT B-2 TO COMMITMENT LETTER
FORM OF SOLVENCY CERTIFICATE

Pursuant to the Credit Agreement1, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of [the Borrower] (the “Borrower”), and not individually, and without any personal liability, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, that:

a.  The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.  The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.  The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.  The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

1 Credit Agreement to be defined.

C-1